                                                                     Exhibit 2.9



                           ASSET PURCHASE AGREEMENT

                                    between

                         TRIAX MIDWEST ASSOCIATES, L.P.


                                      and

                                  MEDIACOM LLC



                                 April 29, 1999

                               TABLE OF CONTENTS
                                                            Page

   ARTICLE I .............................................   1
Purchase and Sale of Assets ..............................   1
         1.1  Assets Subject to Agreement.................   1
         1.2  Excluded Assets.............................   3

  ARTICLE II .............................................   4
Assumption of Liabilities ................................   4
         2.1  Assumption of Liabilities...................   4
         2.2  No Assumption of Other Liabilities..........   4

 ARTICLE III .............................................   4
Purchase Price ...........................................   4
         3.1  Purchase Price..............................   4
         3.2  Payment of Purchase Price...................   4
         3.3  Adjustments to Purchase Price...............   6
         3.4  Final Adjustment Amount.....................  10
         3.5  Transfer Taxes..............................  11
         3.6  Allocation of Purchase Price................  11

  ARTICLE IV .............................................  12
Representations and Warranties of Seller .................  12
         4.1  Due Organization............................  12
         4.2  Authorization...............................  12
         4.3  No Breach or Conflict.......................  12
         4.4  Third-Party Consents........................  12
         4.5  Enforceability..............................  13
         4.6  Transferred Assets..........................  13
         4.7  Claims, Litigation and Disputes.............  14
         4.8  Service Rates...............................  14
         4.9  Cable Plant and Customers...................  14
        4.10  Assumed Contracts...........................  15
        4.11  Compliance With Laws........................  15
        4.12  Taxes, Fees and Utilities...................  15
        4.13  Franchises..................................  16
        4.14  FCC and Copyright Reports...................  17
        4.15  Financial Statement.........................  18
        4.16  Brokerage Fees..............................  18
        4.17  Condition of Systems........................  18
        4.18  Employees; Compensation; Unions.............  19
        4.19  Insurance...................................  19

        4.20  Towers......................................  20
        4.21  Environmental Matters.......................  20
        4.22  Books and Records...........................  21
        4.23  Liabilities to Customers....................  21
        4.24  Restoration.................................  22
        4.25  Accounts Receivable.........................  22
        4.26  Employee Benefit Plans......................  22

   ARTICLE V .............................................  23
Representations and Warranties of Buyer ..................  23
         5.1  Due Organization............................  23
         5.2  Authorization...............................  23
         5.3  No Breach or Conflict.......................  23
         5.4  Third-Party Consents........................  24
         5.5  Enforceability..............................  24
         5.6  Claims, Litigation and Disputes.............  24
         5.7  Brokerage Fees..............................  24
         5.8  Buyer's Investigation.......................  24

  ARTICLE VI .............................................  24
Seller's Covenants .......................................  24
         6.1  Inspection..................................  24
         6.2  Conduct of Business Pending Closing.........  25
         6.3  Third-Party Consents........................  27
         6.4  Further Assurance...........................  27
         6.5  Confidentiality.............................  28
         6.6  Commercially Reasonable Effort..............  28
         6.7  Delivery of Certain Information.............  28
         6.8  Copyright...................................  28
         6.9  Cooperation.................................  29
        6.10  Delivery of Documents.......................  29

 ARTICLE VII .............................................  29
Covenants of Buyer .......................................  29
         7.1  Third-Party Consents........................  29
         7.2  Confidentiality.............................  29
         7.3  Commercially Reasonable Effort..............  30
         7.4  Access......................................  30
         7.5  Bonds, Letters of Credit, Etc...............  30
         7.6  Further Assurances..........................  30
         7.7  Sale Agreement..............................  30

ARTICLE VIII .............................................  31
         HSR Act .........................................  31
         8.1  HSR Filings.................................  31
         8.2  Challenges..................................  31

  ARTICLE IX .............................................  32
         Conditions to Seller's Obligations ..............  32
         9.1  Buyer's Representation and Warranties.......  32
         9.2  Buyer's Covenants...........................  32
         9.3  Consents....................................  32
         9.4  Buyer's Deliveries..........................  33
         9.5  No Proceedings..............................  33

   ARTICLE X .............................................  33
        Conditions to Buyer's Obligations ................  33
        10.1  Seller's Representations and Warranties.....  33
        10.2  Seller's Covenants..........................  33
        10.3  Consents....................................  33
        10.4  Material Adverse Change.....................  34
        10.5  Seller's Deliveries.........................  34
        10.6  No Proceedings..............................  34
        10.7  [Intentionally Deleted].....................  34
        10.8  Minimum Customers...........................  34
        10.9  First Right Systems.........................  34

  ARTICLE XI .............................................  34
        Closing and Termination ..........................  34
        11.1  Closing.....................................  34
        11.2  Termination.................................  35
        11.3  Effect of Termination.......................  36

 ARTICLE XII .............................................  37
        Seller's Deliveries at Closing ...................  37
        12.1  Instruments of Conveyance...................  37
        12.2  Bring-Down-Certificate......................  37
        12.3  Secretary's Certificate.....................  37
        12.4  Opinion of Counsel..........................  37
        12.5  Opinion of FCC Counsel......................  37
        12.6  Noncompetition Agreement....................  37
        12.7  Indemnity Escrow Deposit Agreement..........  37
        12.8  Bill of Sale and Assignment.................  37
        12.9  Escrow Instructions.........................  37
       12.10  Good Standing Certificates..................  37
       12.11  Other Documents.............................  38

ARTICLE XIII .............................................  38
        Buyer's Deliveries at Closing ....................  38
        13.1  Purchase Price..............................  38
        13.2  Bill of Sale and Assignment.................  38
        13.3  Bring-Down Certificate......................  38

        13.4  Secretary's Certificate.....................  38
        13.5  Opinion of Counsel..........................  38
        13.6  Noncompetition Agreement....................  38
        13.7  Indemnity Escrow Deposit Agreement..........  38
        13.8  Escrow Instructions.........................  38
        13.9  Good Standing Certificates..................  38
       13.10  Other Documents.............................  38

 ARTICLE XIV .............................................  39
        Additional Matters Relating to Closing ...........  39
        14.1  Environmental Reports.......................  39
        14.2  Risk of Loss; Condemnation..................  39
        14.3  Billing Transition..........................  40
        14.4  Search Results..............................  40
        14.5  Retained Franchises.........................  40

  ARTICLE XV .............................................  41
        Indemnification ..................................  41
        15.1  Survival of Representations and Warranties..  41
        15.2  Indemnification by Seller...................  41
        15.3  Indemnification by Buyer....................  41
        15.4  Defense of Claims...........................  42

 ARTICLE XVI .............................................  42
        Miscellaneous ....................................  42
        16.1  Expenses....................................  42
        16.2  Governing Law...............................  43
        16.3  Notices.....................................  43
        16.4  Definition of Agreement.....................  44
        16.5  Heading, Gender, Person.....................  44
        16.6  Counterparts; Third-Party Beneficiaries.....  44
        16.7  Entire Agreement............................  44
        16.8  Modifications...............................  44
        16.9  Assignment and Binding Effect...............  44
        16.10 Public Announcements........................  44
        16.11 Specific Performance........................  45

ARTICLE XVII .............................................  45
        Definitions ......................................  45
        17.1  Defined Terms...............................  45
        17.2  Additional Definitions......................  48

INDEX OF SCHEDULES

Annex I                 Systems
Schedule 1.1(h)         Launch Incentive Payments
Schedule 1.2            Excluded Assets
Schedule 3.3(d)         Capital Expenditures
Schedule 3.3(e)         New Acquisitions
Schedule 3.3(h)         Settlement
Schedule 4.4            Consents
Schedule 4.4A           Required Consents
Schedule 4.6(a)         Liens
Schedule 4.6(b)         Real Estate
Schedule 4.7            Claims Litigation and Disputes
Schedule 4.8            Service Rates
Schedule 4.9            Cable Plant and Customers
Schedule 4.10(a)        Certain Matters with Respect to Assumed Contracts
Schedule 4.10(b)        Assumed Contracts
Schedule 4.11           Compliance with Laws
Schedule 4.13(a)        Franchises
Schedule 4.13(b)        Other Permits
Schedule 4.14(a)        FCC and Copyright Reports
Schedule 4.14(d)        Statements of Account
Schedule 4.17(b)        FCC Technical Standards
Schedule 4.18           Employees; Compensation; Unions
Schedule 4.19           Insurance
Schedule 4.20           FAA Approvals
Schedule 4.26           Employee Benefit Plans
Schedule 9.3            Retained Franchises
Schedule 10.9           First Right Systems

                               INDEX OF EXHIBITS

Exhibit A               Purchase Price Deposit Escrow Agreement
Exhibit B               Indemnity Deposit Escrow Agreement
Exhibit C               Franchise Transfer Consent
Exhibit D               Third Party Consent
Exhibit E               Opinion of Gallop, Johnson & Neuman, L.C.
Exhibit F               Opinion of Seller's Communications Counsel
Exhibit G               Noncompetition Agreement
Exhibit H               Bill of Sale and Assignment
Exhibit I               Opinion of Cooperman Levitt Winikoff Lester & Newman,
                          P.C.

                           ASSET PURCHASE AGREEMENT

     This Asset Purchase Agreement is made and entered into this 29th day of April, 1999, by and between, Triax Midwest Associates, L.P., a Missouri limited partnership ("Seller"), and Mediacom LLC, a New York limited liability company ("Buyer").

                                  WITNESSETH

     WHEREAS, Seller owns and operates cable television systems serving the communities listed on Annex I hereto (the "Systems"); and
                      -------

     WHEREAS, Seller desires to sell and Buyer desires to buy the Systems and all of the assets used or held for use in the operation of the Systems, except for the Excluded Assets (collectively, "Seller's Business").

     NOW THEREFORE, the parties hereto agree as follows:

                                   ARTICLE I

                          Purchase and Sale of Assets
                          ---------------------------

     1.1  Assets Subject to Agreement.  Seller shall sell, assign, transfer,
          ---------------------------
convey and deliver to Buyer, and Buyer shall purchase, assume and acquire from Seller, all of Seller's right, title and interest in and to the following assets (the "Transferred Assets") as the same shall exist on the Closing Date, free and clear of any Liens, except for Permitted Liens; provided that the Transferred Assets shall not include any of the assets described in Section 1.2 hereof :

          (a) Accounts Receivable.  All of Seller's subscriber, tower rent and
              -------------------
     advertising accounts receivable related to the Systems existing and uncollected as of the Closing (the "Accounts Receivable").

          (b) Inventory.  All of Seller's operating inventory, materials,
              ---------
     supplies and other inventories of every kind and nature, including all uninstalled converters and other uninstalled subscriber devices, used or held for use by Seller in its operation of the Systems.

          (c) Real Estate.  The real estate, including the land, buildings and
              -----------
     other fixtures and improvements thereon used or held for use by Seller in its operation of the Systems (the "Real Estate"), including but not limited to the real estate owned by Seller (the "Owned Real Estate"), the real estate leased by Seller (the "Leased Real Estate"), and Seller's easements, rights of way and other interests in real property, all as described on

     Schedule 4.6(b) and identified thereon as owned or leased.
     ---------------

          (d) Equipment.  All equipment, machinery and other tangible personal
              ---------
     property of Seller that is used or held for use by Seller in the operation of the Systems whether or not located at the Systems (the "Equipment"), including: headend equipment, including towers, origination equipment, transmission equipment and electronic equipment; computers; reception sites; distribution equipment, including trunk, distribution and drop lines, amplifiers, power supplies, conduits, vaults, pedestals, grounding and pole hardware; customer devices, including converters, encoders, behind television transformers and taps; installer and technician equipment, including vehicles, tools and test equipment; furniture and furnishings; telephone equipment; and CableData terminals.

          (e) Franchises, Permits and Licenses.  Seller's (i) cable television
              --------------------------------
     franchises and similar grants of Governmental Authorities related to the Systems, including any supplemental agreements, settlement agreements and other similar agreements relating to the cable television franchises (the "Franchises") all as set forth on Schedule 4.13(a); (ii) FCC permits,
                                       ----------------
     licenses and authorizations related to the Systems (the "FCC Licenses"), all as set forth on Schedule 4.14(a); (iii) FAA permits, licenses and
                         ----------------
     authorizations related to the Systems (the "FAA Licenses"), all as set forth on Schedule 4.20; (iv) state and county highway crossing permits
              -------------
     related to the Systems, railroad crossing permits related to the Systems, and any and all other authorizations, permits, licenses, registrations, variances and similar rights obtained from any Governmental Authority or other third party which authorize or are required in connection with the operation of the Systems and Seller's Business, to the extent assignable (the "Other Permits"), all as set forth on Schedule 4.13(b).
                                                ----------------

          (f) Contracts.  Seller's Real Estate leases related to the Systems
              ---------
     (the "Real Estate Leases"); Seller's equipment leases related to the Systems (the "Equipment Leases"); Seller's pole attachment agreements related to the Systems, to the extent assignable (the "Pole Attachment Agreements"); Seller's programming agreements related to the Systems, to the extent designated on Schedule 4.10(b) (the "Programming Agreements");
                              ----------------
     Seller's retransmission consent agreements related to the Systems (the "Retransmission Agreements"); Seller's agreements with advertisers entered into in the ordinary course of business (the "Advertising Agreements"); Seller's vehicle leases (the "Vehicle Leases"); Seller's agreements with Customers for cable television service as of the Closing Date (the "Customer Agreements"); Seller's unfilled service orders for services to Customers or prospective Customers (the "Service Orders"); and all other agreements to which Seller is a party and used or held for use by Seller in its operation of the Systems (the "Other Contracts"). The Real Estate Leases, Equipment Leases, Pole Attachment Agreements, Programming Agreements, Retransmission Agreements, Advertising Agreements, Vehicle Leases and Other Contracts are set forth on Schedule 4.10(b).
                                                 ----------------

          (g) Intangible Property.  Seller's Customer lists and Customer
              -------------------
     records; construction and engineering maps and data, schematics and blueprints pertaining to the Systems; books and financial records pertaining to the operation of the Systems; correspondence and documents pertaining to Customers, Governmental Authorities and other third parties relevant to Seller's ongoing relationships with Customers, Governmental Authorities and other third parties; prepaid expenses to the extent such prepaid expenses result in an adjustment to the Purchase Price under
     Section 3.3 hereof,
     patents, copyrights, goodwill and all other general intangibles owned, used or held for use by Seller in connection with the Systems and Seller's Business.

          (h) Launch Incentive Payments.  Launch incentive payments related to
              -------------------------
     the Systems received by Seller from programmers for services to be provided after the Closing Date, including those set forth on Schedule 1.1(h) (the
                                                          ---------------
     "Launch Incentive Payments").

          (i) Books and Records.  Seller's books and records relating to the
              -----------------
     operation of the Systems and Seller's Business.

     1.2  Excluded Assets.  Notwithstanding anything contained in Section 1.1
          ---------------
hereof to the contrary, the Transferred Assets will not include any of the following (the "Excluded Assets"):

          (a) Cash.  Cash and cash equivalents, certificates of deposit, bank or
              ----
     savings and loan accounts, U.S. government securities, any other marketable securities of any kind or nature or notes receivable ("Cash").

          (b) Claims.  Claims of Seller against third parties, other than the
              ------
     Accounts Receivable as provided in Section 1.1(a).

          (c) Bonds and Insurance.  Bonds and insurance policies furnished by
              -------------------
     Seller pursuant to any Franchise, Pole Attachment Agreement or other authorization or agreement.

          (d) Trademarks, etc.  Seller's trademarks, trade names, service marks,
              ---------------
     service names and similar proprietary rights, including but not limited to the names "Triax" and "Tri-Speed"; provided that Buyer shall have the right to use the above described proprietary rights, including the names "Triax" and "Tri-Speed," in connection with the transfer of the operation of the Systems from Seller to Buyer for one (1) year following the Closing Date.

          (e) Tax Refunds.  Rights to any tax refunds for tax periods ending
              -----------
     prior to the Closing Date.

          (f) Partnership Records.  Seller's books and records and other
              -------------------
     agreements and documents related to matters among any of Seller's partners and/or their affiliates, provided that Seller shall permit Buyer to have access thereto to the extent and in the manner contemplated by this Agreement.

          (g) Programming Agreements.  Seller's programming agreements related
              ----------------------
     to the Systems, other than those assumed pursuant to Section 1.1(f) hereof.

          (h) Other.  All other items described in Schedule 1.2.
              -----                                ------------

                                   ARTICLE II

                           Assumption of Liabilities
                           -------------------------

     2.1  Assumption of Liabilities.  Buyer shall assume, pay, perform and
          -------------------------
discharge, and forever indemnify and hold Seller, Seller's partners and all of their respective officers, directors, affiliates, partners and members harmless against and from the following liabilities and obligations of Seller (the "Assumed Liabilities"):

          (a) Assumed Contracts.  All of Seller's liabilities and obligations
              -----------------
     under the Assumed Contracts to be satisfied or performed on or after the Closing Date.

          (b) Current and Accrued Liabilities.  All of Seller's accounts payable
              -------------------------------
     relating to the operation of the Systems remaining unpaid on the Closing Date and accrued current liabilities as of the Closing Date to the extent such accounts payable and current accrued liabilities result in an adjustment to the Purchase Price under Section 3.3(c) hereof.

          (c) Operating Liabilities.  All liabilities, obligations, costs and
              ---------------------
     expenses with respect to claims arising in any way with respect to the operation of the Systems on or after the Closing Date, including, without limitation, any and all franchise fees, pole attachment rentals, copyright fees, federal, state or local income, sales, use, excise, property or other taxes or tort claims arising out of or attributable to the operation of the Systems on or after the Closing Date.

     2.2  No Assumption of Other Liabilities.  Except for the Assumed
          ----------------------------------
Liabilities, Buyer shall not assume any liabilities or obligations of Seller.

                                  ARTICLE III

                                 Purchase Price
                                 --------------

     3.1  Purchase Price.  The purchase price for the Transferred Assets (the
          --------------
"Purchase Price") shall be $740,000,000, subject to the adjustments set forth in
Section 3.3 hereof.

     3.2  Payment of Purchase Price.  Buyer shall pay the Purchase Price to
          -------------------------
Seller as follows:

          (a) $30,000,000 (the "Purchase Price Escrow Deposit") will be paid immediately after the execution and delivery of this Agreement, at Buyer's election, by the delivery of two irrevocable letters of credit, in the amounts of $20,000,000 and $10,000,000, respectively, in form customary in commercial transactions, to, or in cash by federal wire transfer to an account designated by, an escrow agent to be selected by Buyer and Seller (the "Purchase Price Deposit Escrow Agent") in accordance with the terms of an escrow agreement among Buyer, Seller and the Purchase Price Deposit Escrow Agent, substantially in the form attached hereto as Exhibit A (the
                                                                ---------
     "Purchase Price Deposit Escrow Agreement"). Upon Buyer delivering to Seller an executed financing commitment letter, in form customary in the cable television industry (the "Commitment Letter"), together with a certification by an executive officer of Buyer that the Commitment Letter, when combined with the Purchase Price Escrow Deposit and Other Funds available to Buyer, is sufficient to satisfy the Purchase Price and related closing costs (the "Certificate"), the Purchase Price Escrow Deposit will be reduced to $20,000,000. Buyer may at any time substitute a new Commitment Letter for any Commitment Letter previously furnished. In the event of a reduction of the Purchase Price Escrow Deposit (i) if the Purchase Price Escrow Deposit was made in cash, Seller and Buyer jointly shall instruct the Purchase Price Deposit Escrow Agent to pay to Buyer by federal wire transfer to an account designated by Buyer the amount of $10,000,000, plus all interest or other earnings thereon; or (ii) if the Purchase Price Escrow Deposit was made by the delivery of irrevocable letters of credit, Seller and Buyer jointly shall instruct the Purchase Price Deposit Escrow Agent to deliver the $10,000,000 letter of credit to Buyer for cancellation. Thereafter, Buyer shall deliver to Seller, within five (5) business days following the end of each month prior to the Closing Date, an additional Certificate. If Buyer fails to deliver such Certificate on a timely basis, Seller shall deliver written notice to Buyer of such failure and Buyer shall deliver such Certificate within two (2) business days of the delivery of such notice. If Buyer fails to deliver such Certificate within two (2) business days of such notice, such failure shall be deemed to be conclusive evidence that Buyer has insufficient funds available to satisfy the amount of the Purchase Price and related costs. If, at any time prior to Closing, any circumstance exists or event occurs as a result of which the sum of available funds under the Commitment Letter, the Purchase Price Escrow Deposit and the Other Funds are not sufficient to satisfy the amount of the Purchase Price and related closing costs, unless the insufficiency results from the withdrawal by Buyer's lenders of the Commitment Letter as a result of a change in the United States financial markets that has a material effect generally on the ability to obtain debt or equity financing, Buyer shall, within five (5) business days after the failure to deliver the Certificate or occurrence of such circumstances or event, deposit with the Purchase Price Deposit Escrow Agent the amount of $10,000,000 by the delivery of an irrevocable letter of credit, in form customary in commercial transactions, to, or in cash by federal wire transfer to an account designated by, the Purchase Price Deposit Escrow

     Agent, and such letter of credit or funds, as the case may be, shall remain subject to the terms of the Purchase Price Deposit Escrow Agreement until the Closing or termination of this Agreement under Section 11.2 hereof. If on the fifth (5th) business day such letter of credit or funds have not been deposited with the Purchase Price Deposit Escrow Agent, then Buyer shall be in material breach of this Agreement and Seller shall be entitled to terminate this Agreement in accordance with Section 11.2 hereof and receive the amount of $30,000,000, with interest and earnings thereon, as set forth in Section 11.3 hereof; provided, however, that if Seller is aware, and Buyer is not aware, of such failure, then Seller shall notify Buyer of Buyer's failure to comply with the terms of this Section 3.2(a) and Buyer shall thereafter be entitled to two (2) additional business days in which to deposit such letter of credit or funds before Buyer is deemed to be in breach under this Section 3.2(a). "Other Funds" means funds available to Buyer for use in connection with the Closing (including consolidated unused credit availability under the consolidated credit facilities of Mediacom LLC and its affiliates and undrawn equity commitments made by members of Mediacom LLC) the use of which has been approved (if any such approval is required) by all requisite parties. At the Closing, (x) if the Purchase Price Escrow Deposit was made by cash payment, the principal balance thereof, plus all interest or other earnings thereon, will be released to Seller and credited towards Buyer's payment of the Purchase Price and (y) if the Purchase Price Escrow Deposit was made by the delivery of one or more irrevocable letters of credit, such letters of credit shall be released to Buyer for cancellation.

          (b) $30,000,000 (the "Indemnity Escrow Deposit") will be paid on the Closing Date, at Seller's election, by the delivery by Seller of one or more irrevocable letters of credit, in form customary in commercial transactions, to, or in cash by federal wire transfer to an account designated by, an escrow agent to be selected by Seller and Buyer (the "Indemnity Deposit Escrow Agent"), or in some combination thereof, which will secure payment by Seller of any indemnity obligations to Buyer in accordance with the terms of an escrow agreement between Buyer, Seller and the Indemnity Deposit Escrow Agent, substantially in the form attached hereto as Exhibit B (the "Indemnity Deposit Escrow Agreement").
               ---------

          (c) The amount equal to the difference between (i) the Purchase Price and (ii) (A) the principal balance of the Purchase Price Escrow Deposit, if in cash, and all interest or other earnings thereon, released to Seller,
     (B) the Indemnity Escrow Deposit, if in cash, and (C) the Retained Franchise Price, if any, will be paid on the Closing Date by federal wire transfer to an account designated in writing by Seller to Buyer at least two business days prior to the Closing Date.

          (d) The amount of the Retained Franchise Price, if any, will be paid on the Closing Date by the delivery by Buyer of an irrevocable letter of credit in form customary in commercial transactions to an escrow agent to be selected by Seller and Buyer (the "Retained Franchise Price Escrow Agent"), which will secure payment by Buyer of all or a portion of the Retained Franchise Price in accordance with the terms of an escrow agreement between Buyer, Seller and the Retained Franchise Price Escrow Agent, in form and substance reasonably agreed upon by the parties (the "Retained Franchise Price Escrow Agreement").

     3.3  Adjustments to Purchase Price.  The Purchase Price will be adjusted
          -----------------------------
          as follows:

          (a) In the event that the number of Equivalent Basic Subscribers for the Systems (other than First Right Systems) on the Closing Date (exclusive of any Acquisition Subscribers other than Allocated Subscribers) is less than the Subscriber Threshold, the Purchase Price shall be reduced by a dollar amount equal to the product of (i) the positive remainder, if any, of the Subscriber Threshold less the number of Equivalent Basic Subscribers of the Systems (other than First Right Systems) at the Closing Date and
     (ii) $2,167; provided, that in no event will the adjustments provided for in this Section 3.3(a) exceed the amount of $20,000,000.

          (b) The Purchase Price shall be increased by an amount equal to the sum of (i) 100% of the face amount of the Accounts Receivable which have been outstanding for no more than 30 days as of the Closing Date, (ii) 90% of the face amount of Accounts Receivable which have been outstanding for more than 30 days but no more than 60 days as of the Closing Date and (iii) 0% of the face amount of Accounts Receivable which have been outstanding more than 60 days as of the Closing Date, determined as of the Cut-Off Date, with respect to Customer receivables, and determined as of the last day of the month as to which service was provided, with respect to advertising receivables.

          (c) The Purchase Price shall be increased for prepaid expenses (excluding, however, prepaid expenses relating to any contracts or agreements that will not be assumed by Buyer or relating to Excluded Assets), and shall be reduced for accounts payable, accrued liabilities, accrued expenses and prepaid income, all as determined in accordance with GAAP, to reflect the principle that all income and expenses attributable to the Systems for the period before 12:00 a.m. on the Closing Date are for the account of Seller, and all income and expenses attributable to the Systems for the period after 12:00 a.m. on the Closing Date are for the account of Buyer. The Purchase Price shall be reduced for accrued vacation pay, not to exceed up to eighty (80) hours per employee for such of Seller's employees who become employees of Buyer as of the Closing Date. The Purchase Price shall be increased by the amount of any monies relating to the Systems that are on deposit with third parties as security for Seller's performance of the Assumed Contracts as of the Closing Date and such deposits will be treated as Transferred Assets. The Purchase Price shall be decreased by the amount of any monies held by Seller as customer deposits or prepayments, liability for which will be assumed by Buyer.

          (d) A complete and correct copy of Seller's 1999 capital expenditures budget, prepared in a manner consistent with Seller's customary practice and in accordance with GAAP, is attached hereto as Schedule 3.3(d) (the
                                                        ---------------
     "Capital Expenditures Budget"). In the event Seller fails to make capital expenditures during calendar year 1999, as determined by GAAP, in an amount not less than (i) $43,464,194 or (ii) if the Closing occurs prior to December 31, 1999, such lesser amount equal to the sum of budgeted amounts for each month, or any portion thereof, on a cumulative basis through the date of Closing (the "Capital Expenditures Amount"), and in a manner materially consistent with the Capital Expenditures Budget, the Purchase Price shall be reduced by an amount equal to the difference between the Capital Expenditures Amount and the actual capital expenditures made by Seller during calendar year 1999 prior to Closing. Schedule 3.3(d) sets
                                                 ---------------
     forth the capital expenditures associated with projects carried over from 1998 and included in the Capital Expenditures Budget. In the event the amount of actual capital expenditures for projects carried over from 1998 exceeds the corresponding amount set forth on Schedule 3.3(d), the Capital
                                                   ---------------
     Expenditures Amount shall be increased by the difference between the actual capital expenditures and the corresponding amount set forth on Schedule
                                                                    --------
     3.3(d).
     ------

          (e) The Purchase Price shall be increased to reflect the acquisition by Seller after November 15, 1998 and prior to Closing of additional systems (the "New Acquisitions") set forth on Schedule 3.3(e) hereof,
                                                   ---------------
     serving, in the aggregate, not more than 5,400 additional Equivalent Basic Subscribers (the "Acquisition Subscribers"), in an amount equal to the sum of (i) Seller's acquisition price (but not more than $2,167 per Acquisition Subscriber) for each New Acquisition consummated prior to the Closing plus
                                                                           ----
     (ii) 50% of the difference between $2,167 and the per subscriber purchase price for each New Acquisition (if less than $2,167 per Acquisition Subscriber), multiplied by the number of Acquisition Subscribers acquired
                  ----------
     in such New Acquisition as of the date of acquisition thereof. The per subscriber purchase price for any New Acquisition shall be equal to the total purchase price for such New Acquisition divided by the number of Acquisition Subscribers purchased in connection with such New Acquisition. Up to 2,200 Acquisition Subscribers acquired through New Acquisitions (the "Allocated Subscribers") may be allocated toward the Subscriber Threshold, solely to the extent that Seller has sold or traded, prior to the Closing, an equivalent number of Equivalent Basic Subscribers held by Seller on the date of this Agreement, in which event the Purchase Price shall not be increased pursuant to this Section 3.3(e) with respect to such Allocated Subscribers. In the event Buyer shall give its consent to the sale or trade by Seller, prior to Closing, of additional Equivalent Basic Subscribers in excess of 2,200, then Seller shall be permitted prior to Closing to consummate additional acquisitions, reasonably satisfactory to Buyer, to replace the additional Equivalent Basic Subscribers, sold or traded and such additional acquisitions shall be deemed to be New Acquisitions under this Section 3.3(e) and such additional Equivalent Basic Subscribers shall be deemed to be Allocated Subscribers, in which event the Purchase Price shall not be increased pursuant to this Section 3.3(e) with respect to such Allocated Subscribers.

          (f) The Purchase Price shall be reduced with respect to (i) the capitalized vehicle leases assumed by Buyer at Closing by an amount equal to (A) 50% of the first $2,200,000 of capitalized vehicle leases assumed by Buyer at Closing, and (B) 100% of all capitalized vehicle leases assumed by Buyer at Closing in excess of $2,200,000 and (ii) the greater of (x) $1,700,000 and (y) pro rata Launch Incentive Payments received by Seller prior to Closing in conjunction with any programming services launched by the Systems prior to December 31, 1999 which Buyer is obligated to carry. If, after the

     Closing, (i) Seller receives any Launch Incentive Payments attributable to programming services provided after Closing, Seller shall promptly pay such amounts to Buyer and (ii) Buyer receives any Launch Incentive Payments attributable to programming services provided prior to Closing, Buyer shall promptly pay such amounts to Seller.

          (g) The Purchase Price shall be reduced to reflect the number of First Right Subscribers.


          (h) The Purchase Price shall be reduced with respect to (i) the obligation of Buyer to render service to any person upon the redemption of coupons or other credits issued by Seller in connection with the settlement of, or any judgment rendered in connection with, certain litigation relating to the payment of late charges as disclosed in Schedule 4.7 (the
                                                             ------------
     "Settlement"), to the extent such obligation is not satisfied by any marketing subsidy, (ii) all cash payments and attorneys' fees required to be paid by Buyer in connection with the Settlement and (iii) any reduction to Seller's annualized revenues as a result of the Settlement in excess of that permitted under Schedule 3.3(h) hereof. At such time as a Settlement
                          ---------------
     becomes effective, if Buyer shall be obligated to issue coupons or other credits in connection with such Settlement, Buyer shall deliver such coupons to its Customers as soon as commercially practicable, but in no event more than six (6) months after such coupons or other credits are awarded or issued pursuant to the Settlement. Adjustments pursuant to this
     Section 3.3(h) shall be made in connection with the Estimate Statement or the Final Statement to the extent such adjustments are available. To the extent such adjustments are not available prior to the resolution of the Final Statement, such adjustments shall be resolved upon the termination of any redemption period, with respect to coupons, or at such time as the right to an adjustment arises, with respect to the other items set forth in this Section 3.3(h). In the event a Settlement becomes effective at any time prior to the end of the ninth (9th ) month following the Closing Date (the "Escrow Cutoff Date"), Buyer and Seller shall instruct the Indemnity Deposit Escrow Agent to retain, or if such amounts are not available from the unallocated balance of the Indemnity Escrow Deposit, Seller shall deliver to the Indemnity Escrow Deposit Agent, by the wire transfer of immediately available funds or letter of credit, an amount equal to fifty percent (50%) of the aggregate value of any coupons or other credits issued or to be issued in connection with the Settlement and outstanding as of the Escrow Cutoff Date (i.e., exclusive of any redeemed or expired coupons or credits) (the "Redemption Fund"), to be held by the Indemnity Deposit Escrow Agent as security for Seller's continuing reimbursement obligation to Buyer. In the event a Settlement has not been reached prior to the Escrow Cutoff Date, Buyer and Seller shall instruct the Indemnity Deposit Escrow Agent to retain, or if such amounts are not available from the unallocated balance of the Indemnity Escrow Deposit, Seller shall deliver to the Indemnity Escrow Deposit to be held as part of the Redemption Fund, by the wire transfer of immediately available funds or letter of credit, an amount equal to fifty percent (50%) of Seller's contingent liability with respect to the issuance of coupons or other credits in connection with a future Settlement. The amount of Seller's contingent liability shall be determined by the mutual agreement of Buyer and Seller no later than sixty
     (60) days prior to the Escrow Cutoff Date, or if

     Buyer and Seller are unable to reach such agreement, Buyer and Seller shall submit to the Arbitrator, for review and resolution, any and all matters relating to the determination of the amount of Seller's contingent liability with respect to any future Settlement. Any claims with respect to the Redemption Fund shall be administered by the Indemnity Deposit Escrow Agent in accordance with the provisions of the Indemnity Deposit Escrow Agreement. Upon the fulfillment by Buyer of all obligations with respect to coupons or other credits issued in connection with the Settlement and the reimbursement of Buyer by Seller with respect to all such amounts, Buyer and Seller shall instruct the Indemnity Deposit Escrow Agent to distribute all remaining amounts constituting the Redemption Fund to Seller. Buyer will use its commercially reasonable best efforts not to honor any expired coupons or other credits. In all events Seller shall remain fully responsible for all amounts described in the first sentence of this Section 3.3(h) including any such amounts in excess of the redemption fund without regard to any time limitation until fully paid.

          (i) The Purchase Price shall be increased or reduced as otherwise provided herein or as agreed to by Buyer and Seller.

Seller shall prepare and deliver to Buyer, at least 15 business days prior to the Closing Date, a statement (the "Estimate Statement") showing the amount reasonably estimated by Seller, in good faith, to be the net amount, if any, of the adjustments provided for in this Section 3.3, including, in reasonable detail, the prorations and adjustments forming the basis of such amount. Prior to the Closing, Seller shall provide Buyer with copies of such books and records as Buyer may reasonably request for purposes of verifying the adjustments set forth in the Estimate Statement. The Purchase Price paid by Buyer shall be the estimated adjustment amount set forth in the Estimate Statement and shall be adjusted after the Closing, if necessary, pursuant to Section 3.4 hereof; provided, that, if prior to the Closing, Buyer gives Seller notice that it reasonably believes that any of the proposed prorations and adjustments are materially incorrect, Seller and Buyer agree to work together in good faith to resolve on or before the Closing Date any disagreement with respect to any matter set forth in the Estimate Statement.

     3.4  Final Adjustment Amount.
          -----------------------

          (a) Within 90 days after the Closing Date, Buyer shall prepare and deliver to Seller a statement (the "Final Statement"), setting forth in reasonable detail Buyer's good faith determination of the actual adjustment to the Purchase Price (the "Final Adjustment Amount"). During the 45-day period following delivery of the Final Statement to Seller, Buyer shall provide Seller with copies of any books, records, working papers or other information reasonably necessary or useful in the review of the Final Statement and the calculation of the Final Adjustment Amount to enable Seller to verify the accuracy of the Final Statement. The Final Statement shall become final and binding upon all parties hereto on the 45th day following delivery thereof (without counting such day of delivery) to Seller unless Seller gives written notice of disagreement with the Final Statement (a "Notice of Disagreement") to Buyer prior to such date. Any Notice of Disagreement shall specify in reasonable detail the nature of any disagreement so asserted and relate solely to the review of the Final Statement and the calculation of the Final Adjustment Amount.

          (b) If a Notice of Disagreement is given by Seller in a timely manner, then the Final Statement (as adjusted, if applicable) shall become final and binding upon all parties hereto on the earlier of (i) the date Seller and Buyer resolve in writing any differences they may have with respect to all matters specified in the Notice of Disagreement and (ii) the date all disputed matters are finally resolved in writing by the Arbitrator. During the 45-day period following the delivery of a Notice of Disagreement, Seller and Buyer shall seek in good faith to resolve any differences which they may have with respect to any matter specified in the Notice of Disagreement and each shall provide the other upon request with copies of any books, records, working papers or other information reasonably necessary or useful in the preparation or calculation of (x) the Final Adjustment Amount, (y) the Final Statement, or (z) the Notice of Disagreement. At the end of such 45-day period if there has been no resolution of the matters specified in the Notice of Disagreement, Seller and Buyer shall submit to the Arbitrator for review and resolution any and all matters arising under this Section which remain in dispute. The "Arbitrator" shall be the New York City office of KPMG Peat Marwick LLP or, if such firm is unable or unwilling to act, such other nationally recognized independent public accounting firm as shall be agreed upon by Seller and Buyer. The Arbitrator shall render a decision resolving the matters submitted to the Arbitrator within 60 days following submission thereto (or as soon thereafter as reasonably practicable). The fees and expenses of the Arbitrator pursuant to this Agreement shall be allocated by the Arbitrator in a manner that takes into account those factors that are deemed relevant by the Arbitrator.

          (c) If as a result of any adjustments made pursuant to this Section 3.4, Buyer is finally determined to owe any amount to Seller, Buyer shall within three (3) business days pay such amount to Seller, and if Seller is finally determined to owe any amount to Buyer, Seller shall within three
     (3) business days pay such amount to Buyer. Any such payments shall be made by federal wire transfer of immediately available funds to an account designated in writing by the party receiving payment and shall bear interest from the Closing Date at the rate of 6% per annum.

     3.5  Transfer Taxes.  Any sales, use, transfer, recording or other
          --------------
similar taxes due as a result of the transactions provided for herein shall be paid one-half by Seller and one-half by Buyer.

     3.6  Allocation of Purchase Price.  The Purchase Price shall be allocated
          ----------------------------
among the Transferred Assets in the manner agreed upon by Buyer and Seller prior to Closing and such allocation shall be used by Buyer and Seller for all relevant purposes, including the preparation and filing of all applicable income tax returns and reports. In the event Buyer and Seller cannot agree upon the allocation of the Purchase Price prior to Closing, each party shall determine its own allocation in such manner as such party deems reasonable and appropriate.

                                   ARTICLE IV

                    Representations and Warranties of Seller
                    ----------------------------------------

     Seller represents and warrants to Buyer as follows:

     4.1  Due Organization.  Seller is a limited partnership duly organized
          ----------------
and validly existing under the laws of the State of Missouri and has the partnership power and authority to conduct its business as heretofore conducted and to own or hold under lease its properties and assets. Seller is duly qualified and in good standing in every jurisdiction where the character of the properties owned or leased by, or the nature of the business conducted by, Seller makes qualification to transact business as a foreign entity necessary, except such jurisdictions where a failure to so qualify would not have a material adverse effect on the Transferred Assets, financial condition or results of operations of Seller's Business or on Seller's ability to perform its obligations hereunder and consummate the transactions contemplated hereby.

     4.2  Authorization.  Seller has full partnership power to execute and
          -------------
deliver this Agreement and to perform its obligations hereunder, and the execution, delivery and performance hereof and the consummation of the transactions contemplated hereby have been duly authorized by all requisite partnership action.

     4.3  No Breach or Conflict.  Subject to the receipt of the Consents,
          ---------------------
neither the execution and delivery of this Agreement, nor compliance with the terms and provisions hereof, on the part of Seller will (a) cause Seller to breach any Legal Requirement or Order that is applicable to Seller, Seller's Business or the Systems, (b) conflict with or result in a violation of the certificate of limited partnership or the agreement of limited partnership of Seller, (c) conflict with or result in a breach of any of the terms, conditions or provisions of any agreement or instrument to which Seller is a party or by which it may be bound, or constitute a default thereunder (whether immediate or subject to the passage of time or giving of notice) or (d) result in the creation of any claim, liability, mortgage, lien, security interest, security agreement, conditional sale or other title retention agreement, pledge, option, charge, assessment, restrictive agreement, restriction, encumbrance, adverse interest, restriction on transfer or any exception to or defect in title (including reservations, rights of way, possibilities of reverter, encroachments, easements, rights of entry, restrictive covenants, leases and licenses) (collectively "Liens") of any nature whatsoever, or give to others any interest or rights, in or with respect to any of Seller's properties or assets related to the Systems, which breach, conflict, default or creation would, individually or in the aggregate, have a material adverse effect on the Transferred Assets, financial condition or results of operations of Seller's Business.

     4.4  Third-Party Consents.  Each person or Governmental Authority to
          --------------------
whom notice is required to be given or whose consent, waiver or other action with respect to the execution, delivery or performance of this Agreement by Seller or the transfer of the Transferred Assets to Buyer is legally or contractually required (the "Consents") is identified on Schedule 4.4 hereto. So long as Schedule 4.4 is prepared by Seller in good faith, the failure
        ------------
to include any notices or consents that are not, individually or in the aggregate, material shall not be deemed to be a breach of this Section 4.4.
                                                               -----------

     4.5  Enforceability.  This Agreement has been duly executed and delivered
          --------------
by Seller, and constitutes a valid and binding obligation of Seller enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws affecting creditors' rights generally or by the application of general principles of equity.

     4.6  Transferred Assets.
          ------------------

          (a) The Transferred Assets include all of the rights and properties, other than the Excluded Assets, owned, used or held for use by Seller and reasonably necessary to operate the Systems as currently operated by Seller and to provide cable television service to the Systems' Customers as currently provided. Seller has good and marketable title (or in the case of Owned Real Estate good and marketable, indefeasible, fee simple title or in the case of Leased Real Estate or leased equipment, a valid leasehold interest) to the Transferred Assets, free and clear of any Liens, except for Liens to be released before Closing and (a) Liens for general taxes and assessments and governmental charges not yet due and payable; (b) minor encumbrances which do not affect the transferability, value or continued use thereof as currently used by Seller; (c) Liens and exceptions set forth on Schedule 4.6(a); and (d) in the case of the Real Estate, (i) any Real
        ---------------
     Estate Leases pursuant to which Seller is the lessor, (ii) municipal and zoning ordinances, (iii) such rights-of-way as do not interfere with the present use of the property, and (iv) easements for public utilities, recorded building and use restrictions and covenants, and other minor encumbrances, provided none of the foregoing interfere with the value or continued use of the property subject thereto as currently operated by Seller (clauses (a) through (d) collectively, the "Permitted Liens").

          (b) Except as set forth on Schedule 4.6(b), Seller has not received
                                     ---------------
     any written notice or claim of any breach, default or termination and Seller has no knowledge of any fact giving rise to a breach, default or termination, with respect to any of the Leased Real Estate, the breach, default or termination of which would have a materially adverse effect on any of the Systems, and no special assessments have been made with respect to the Owned Real Estate or, to Seller's knowledge, the Leased Real Estate, by any Governmental Authority. The Owned Real Estate, and to Seller's knowledge, the Leased Real Estate, conform in all material respects with applicable building, zoning, environmental, land use and other Legal Requirements and Orders which affect the Real Estate. Schedule 4.6(b) sets
                                                            ---------------
     forth a true and complete list of the Real Estate, including the legal descriptions of all Owned Real Estate included in the Real Estate. True and correct copies of all deeds pertaining to the Owned Real Estate set forth on Schedule 4.6(b) have been delivered or made available to Buyer.
              ---------------
     Except as set forth in Schedule 4.6(b), no condemnation, eminent domain,
                            ---------------
     zoning or similar proceedings are pending, or, to Seller's knowledge, threatened with respect to the Owned Real Estate or, to Seller's knowledge, the Leased Real Estate. The improvements located on the Real Estate, generally are in good operating condition and repair, ordinary wear and tear excepted, and are currently maintained, are available for immediate use in the conduct of the business or operations of the Systems in the manner currently conducted by Seller and comply in all material respects with all applicable building or zoning codes or regulations. All material occupancy and other certificates and permits necessary to the present lawful use and occupancy of the Owned Real Estate and to Seller's knowledge, the Leased Real Estate, and the Equipment thereon, have been issued and are in full force and effect and Seller is in compliance in all material respects with respect thereto. Seller has complied with all written notices or orders to correct violations of Legal Requirements or Orders issued to Seller against or affecting any of the Owned Real Estate or any of the Leased Real Estate during Seller's occupancy or use thereof. All of the Real Estate has practical access to public roads and has all utilities and other services necessary to the operation of the Systems as currently conducted. To Seller's knowledge, Seller has not received any request or notice to relocate, remove or reinstall any of its head-end facilities which has not been resolved, except as set forth on Schedule 4.6(b). To Seller's knowledge, except as
                            ---------------
     set forth on Schedule 4.6(b), all Real Estate includes all material
                  ---------------
     easements, material rights of way and other material interests in real property necessary in the business and the operations of the Systems as currently conducted, all of which are valid and in full force and effect.

      4.7  Claims, Litigation and Disputes.  Except as disclosed in Schedule
           -------------------------------
4.7, and except for actions, proceedings or investigations affecting the cable television industry in general (in each case on a national or state basis), there is no judgment, Order or settlement agreement outstanding or any action, suit, proceeding, litigation or formal investigative proceeding pending or, to Seller's knowledge, threatened which would affect (i) Seller's ability to perform its obligations hereunder, (ii) the Transferred Assets, (iii) the rights granted under the Assumed Contracts, (iv) the financial condition or results of operations of the Systems or (v) the ownership, use, maintenance or operation of the Transferred Assets and the Systems by Buyer. There is no strike, work slow down, picketing or unresolved labor dispute or proceedings pending or, to Seller's knowledge, threatened affecting any of Seller's employees who render services for the Systems.

      4.8  Service Rates.  Schedule 4.8 hereto sets forth Seller's rates as
           -------------
of December 31, 1998 for Basic Service and CPST tier and rate increases budgeted by Seller for 1999.

      4.9  Cable Plant and Customers.  As of December 31, 1998, the Systems
           -------------------------
have approximately 499,000 homes passed, and not more than approximately 9,700 miles of plant, exclusive of 332 miles of owned fiber plant and 62 miles of leased fiber plant, of which not more than approximately 3,450 miles are underground construction. Schedule 4.9 hereto sets forth information as of March
                          ------------
31, 1999 with respect to an estimate of the number of Individual Basic Customers and Basic Customer Equivalents. The Systems have not less than 165,000 pay television units (exclusive of the Disney Channel) as of December 31, 1998. The bandwidth capacity of, and number of headends located at, the Systems as of December 31, 1998 and the Systems budgeted to be upgraded or rebuilt in 1999 are set forth on Schedule 4.9.
             ------------

     4.10  Assumed Contracts.
           -----------------

          (a) Except as set forth in Schedule 4.10(a), the Assumed Contracts
                                     ----------------
     include all agreements (other than agreements referred to in Section 1.2) that are necessary for the operation of the Systems as currently conducted. Except as disclosed in Schedule 4.10(a) hereto, all of the Assumed
                            ----------------
     Contracts are in full force and effect and there has been no material breach, violation or default or notice of claim of material breach, violation or default by Seller, or to the knowledge of Seller, any other party thereto, and Seller is not aware of any event which has occurred that with notice or lapse of time or both could constitute a material breach, violation or default by any party thereto.

          (b) Schedule 4.10(b) sets forth a true and complete list of the
              ----------------
     Assumed Contracts other than Service Orders and Customer Agreements. True and correct copies of the Assumed Contracts set forth on Schedule 4.10(b)
                                                              ----------------
     have been delivered or made available to Buyer.  So long as Schedule
                                                                 --------
     4.10(b) is prepared by Seller in good faith, the failure to include any
     -------
     agreements that are not, individually or in the aggregate, material shall not be deemed to be a breach of this Section 4.10(b).

     4.11  Compliance With Laws.  Except as disclosed on Schedule 4.11 or as
           --------------------
otherwise provided in this Section 4.11, the ownership and use of the
                           ------------
Transferred Assets and the operation of the Systems and Seller's Business do not violate any Legal Requirements or Orders applicable to Seller, Seller's Business or the Systems, including the Communications Act and the licensing division of the United States Copyright Office (other than FCC technical rules and regulations which are subject to the provisions of Section 4.17(b) hereof), except where the failure to be in compliance would not have a material adverse effect on any of the Systems or Seller's Business. Seller is in compliance with the National Electric Code, the National Electric Safety Code and pole make-ready requirements, except as set forth on Schedule 4.11 or where the failure to
                                           -------------
be in compliance would not have a material adverse effect on the Transferred Assets, financial condition or results of operations of Seller's Business, taken as a whole. No claims or investigations alleging any violation by Seller of any such Legal Requirements or Orders are pending or, to Seller's knowledge, threatened, and, to Seller's knowledge, no basis exists to claim that such a violation exists.

     4.12  Taxes, Fees and Utilities.
           -------------------------

          (a) Seller has filed with appropriate agencies all tax returns required by law to be filed by Seller with respect to the existence or operations of the Transferred Assets, Seller's Business or the Systems. Such tax returns were properly prepared and reflect the full amount due thereunder. No audit of any federal, state or municipal returns or other tax returns filed by or on behalf of Seller relating to the operation of Seller's Business or the Systems is in progress, pending or, to Seller's knowledge, threatened. No unpaid federal, state or local income or other tax or outstanding deficiencies, assessments, interests or penalties exists with respect to the operation of the Systems, except for accrued taxes not yet due and payable or taxes subject to a bona fide dispute. The reserves for taxes (including those subject to a bona fide dispute) made by Seller are adequate to cover the tax liabilities of Seller as of the date thereof and nothing has occurred subsequently to make any such reserves inadequate.

          (b) Seller has paid in full any and all license fees, copyright fees, franchise fees, FCC regulatory fees, business permit costs, pole attachment fees, unemployment and worker's compensation insurance contributions and utility bills required to be paid.

     4.13  Franchises.
           ----------

          (a) Schedule 4.13(a) contains a true and complete list of all
              ----------------
     Franchises (including expiration date and franchise fees) held, used or needed to operate the Systems. Except as contained in the Franchises, the Franchises are not subject to any conditions or restrictions other than such as may exist by virtue of acts of Congress, the rules and regulations of federal regulatory agencies or laws and rules adopted by the various local governing authorities of the jurisdictions in which the Systems are located. Other than orders, actions, proceedings or investigations generally applicable to the cable television industry in the United States (in each case on a national or state basis) or as disclosed on Schedule
                                                                    --------
     4.13(a), there are no proceedings pending which would adversely affect the
     -------
     validity of any Franchise or the terms and provisions thereof, other than renewal discussions in the ordinary course of business. Except as disclosed on Schedule 4.13(a), each of the Franchises is in full force and
                  ----------------
     effect and there has been no breach, violation or default, in any material respect, or notice of claim of breach, violation or default, in any material respect, by Seller. Except as disclosed on Schedule 4.13(a), each
                                                          ----------------
     System is currently in compliance in all material respects with all of its governing Franchises. The Franchises duly authorize Seller and, upon the giving of appropriate notices and the receipt of appropriate Consents, Buyer, as successor-in-interest to Seller, to operate the Systems as and where they are currently operated. Except as set forth on Schedule 4.13
                                                                -------------
     (a), as of the date of this Agreement, no franchising authority has granted a franchise to any person other than Seller or Buyer within any part of the franchised areas in which the Systems currently are authorized to operate, except with respect to de minimis portions of such franchised areas and, to Seller's knowledge, except as set forth on Schedule 4.13(a), no grants or
                                                ----------------
     applications are pending.  Schedule 4.13(a) sets forth all Franchises whose
                                ----------------
     terms expire within 36 months after the date hereof and whether a timely Renewal Notice has been submitted with respect to such Franchises and there has been no waiver by Seller of any right under any Renewal Notice or any renewal right under the Communications Act. Except as set forth on

     Schedule 4.13(a), Seller, to its knowledge, has submitted timely Renewal
     ----------------
     Notices to the appropriate Governmental Authorities.  Schedule 4.13(a) sets
                                                           ----------------
     forth a list of those Franchises which, as of March 31, 1999, are subject to a right of first refusal, right of first offer, right of first negotiation, option or similar right to acquire the Franchise and all or any part of the Systems or the Transferred Assets upon transfer of the Franchise (in addition to those Franchises located in the State of Minnesota) and the number of Basic Equivalent Subscribers served by such Franchises. Except as set forth on Schedule 4.13(a), Seller has no reason
                                         ----------------
     to believe that any Franchise relating to the Systems will not be renewed in the ordinary course on reasonable terms.

               (b) Schedule 4.13(b) contains a true and complete list of all
                   ----------------
     Other Permits included in the Transferred Assets. The Other Permits are in full force and effect and there has been no breach, violation or default or notice or claim of any breach, violation or default with respect thereto, except where the failure to be in full force and effect, such breach, violation or default, or notice or claim thereof would not, individually or in the aggregate, have a material adverse effect on any System. Copies of the Other Permits

     (other than those not represented by an acknowledged filing, certificate or other document) have been delivered or made available to Buyer. So long as
     Schedule 4.13(b) is prepared by Seller in good faith, the failure to
     ----------------
     include any Other Permits that are not material, individually or in the aggregate, shall not be deemed to be a breach of this Section 4.13(b).

     4.14  FCC and Copyright Reports.
           -------------------------

          (a) Except as set forth on Schedule 4.14(a), all current EEO reports
                                     ----------------
     and all other current material reports and statements required to be filed by Seller with the FCC and franchising authorities with respect to the Systems (other than aeronautical reports and CLI reports which are subject to the provisions of Section 4.17(b) hereof) have been filed, and such reports are accurate and complete in all material respects. Seller has received certification from the FCC that all FCC employment units of the Systems are in compliance with applicable EEO requirements for 1997 and 1998.

          (b) Except as set forth on Schedule 4.14(a), Seller has filed all rate
                                     ----------------
     regulation forms required to be filed with the FCC and/or appropriate franchising authority for the Systems. Seller has made available to Buyer true and complete copies of such forms. Set forth on Schedule 4.14(a) is
                                                           ----------------
     an accurate list of all Franchise areas that are certified to regulate rates pursuant to the laws and regulations of the FCC, a list of all Franchise areas in which a complaint regarding cable programming services is pending with the FCC and a list of all Franchise areas in which an appeal of a local rate order is pending with the FCC. To Seller's knowledge, except as set forth on Schedule 4.14(a), (i) the Systems are in
                                       ----------------
     material compliance with all applicable FCC rate regulations and (ii) Seller has no knowledge that any other Franchise area has threatened, in writing, within the six (6) months preceding the date of this Agreement, to apply for certification to regulate rates pursuant to the laws and regulations of the FCC. All factual statements made by or on behalf of the Systems in any such form are accurate and complete in all material respects.

          (c) Schedule 4.14(a) sets forth a true and complete list of all FCC
              ----------------
     Licenses held, used or needed to operate the Systems. Except as contained in the FCC Licenses, the FCC Licenses are not subject to conditions or restrictions other than such as may exist by virtue of acts of Congress, the rules and regulations of federal regulatory agencies or laws. Except as disclosed in Schedule 4.14(a), the Systems are in compliance in all
                     ----------------
     material respects with the provisions of the FCC Licenses. Except as disclosed on Schedule 4.14(a), each of the FCC Licenses is in full force
                  ----------------
     and effect and there has been no breach, violation or default, in any material respect, or notice of breach, violation or default, in any material respect, by Seller.

          (d) Except as set forth on Schedule 4.14(d), Seller has timely filed
                                     ----------------
     all Statements of Account under Section 111 of the Copyright Act and all other material notices and reports required to be filed with the United States Copyright Office since January 1, 1996 with respect to the Systems, and such reports are accurate and complete in all material respects and all fees required to be paid with respect to the Systems under the terms of Section 111 of the United States Copyright Act of 1976, as amended, and the rules and regulations of the Copyright Office thereunder, have been properly computed and paid by Seller, in all material respects. Seller has not received any substantive inquiries with respect to its Statements of Account since January 1, 1996 except as set forth on
     Schedule 4.14(d) that could reasonably be expected to result in additional
     ----------------
     copyright fees.

     4.15  Financial Statements.  Seller has provided to Buyer true and
           --------------------
complete copies of (i) its audited financial statements including balance sheets as of December 31, 1998, 1997 and 1996, and statements of operation and cash flow for the years ended December 31, 1998, 1997 and 1996, certified by Arthur Andersen, LLP, Seller's certified public accountants, and (ii) its unaudited financial statements for the two months ending February 28, 1999; each of which was prepared from the books and records of account of Seller kept in the normal course of business and in accordance with GAAP (except for the absence of footnotes in the unaudited monthly statements), consistently applied in accordance with Seller's past practices, and each of which presents fairly the financial condition and statements of operations and cash flow of the Seller for the period covered thereby, subject, however, to normal year end audit adjustments with respect to unaudited information, none of which are expected to be material in amount. Since December 31, 1998, Seller has conducted the business and the operations of Seller's Business only in the ordinary course consistent with past practice and there has been no material adverse change in the Transferred Assets, financial condition or results of operations of Seller's Business, each taken as a whole,.

     4.16  Brokerage Fees.  Except for Donaldson, Lufkin & Jenrette, Veronis,
           --------------
Suhler and Daniels and Associates (the "Brokers"), whose fees will be paid by Seller pursuant to a separate agreement, no person or other entity acting on behalf of Seller is entitled to any brokerage or finder's fee or commission in connection with this Agreement.

     4.17  Condition of Systems.
           --------------------

          (a) The Systems and the Transferred Assets generally are in good operating condition and repair, ordinary wear and tear excepted, and are currently maintained.

          (b) Except as set forth on Schedule 4.17(b), the Systems monitor
                                     ----------------
     signal leakage, maintain applicable leakage logs, conduct the cumulative leakage tests, demonstrate compliance with the cumulative leakage criteria by showing a passing cumulative leakage index or a successful flyover, and comply in all material respects with the frequency separation standards and the requirements set forth in 47 C.F.R. 76.610 through 76.619, except where the failure to be in compliance would not have a material adverse effect on a System. Seller has filed with the FCC all signal leakage reports (FCC Form 320) required to be filed under the FCC's rules and regulations (the "CLI Reports") and has not received any notification or objection thereto by the FCC which has not been promptly resolved by Seller with no material adverse effect on Seller's Business. Seller has made available to Buyer true and complete copies of all CLI Reports which it has filed since January 1, 1998. All frequencies within the restricted aeronautical and navigational bands (i.e., 108-137 MHz and 225-400 MHz) that are currently being used on such Systems have been authorized in all material respects for such use by the FCC.

     4.18  Employees; Compensation; Unions.
           -------------------------------

          (a) To Seller's knowledge, Seller is in compliance in all material respects with all applicable Legal Requirements and Orders relating to the employment of labor. Seller has no written or oral contracts of employment with any person other than oral employment agreements terminable at will without penalty, none of which would require Buyer to employ any of Seller's employees after the Closing Date.

          (b) Seller is not a party to any collective bargaining agreement or other contract with any labor organization regarding any of its employees. Seller has not recognized or agreed to recognize and is not required to recognize any union or other collective bargaining representative with respect to Seller's employees. None of the employees of the System are unionized nor, to Seller's knowledge, is any effort currently underway to organize any such employees.

         (c)  To Seller's knowledge, except as set forth in Schedule 4.18,
                                                            -------------
     within the 12-month period ending on the date hereof, no union or other collective bargaining representative has been certified as representing any of Seller's employees, nor has Seller received any written requests from any party for recognition as a representative of Seller's employees for collective bargaining purposes. Except as set forth in Schedule 4.18, to
                                                            -------------
     Seller's knowledge, Seller's employees are not engaged in or subject to any organizing activity with respect to any labor organization and no such activity is threatened.

     4.19  Insurance.  All insurance policies pertaining to or required in the
           ---------
operations of the Systems are listed on Schedule 4.19 and are in full force and
                                        -------------
effect on the date hereof. Such policies are in amounts which are adequate in relation to Seller's Business and the Transferred Assets. Schedule 4.19 also
                                                          -------------
sets forth a list of all bonds pertaining to or required in the operations of the Systems.

     4.20  Towers.  Seller has obtained all necessary FAA approvals and
           ------
waivers and all FCC tower registrations with respect to System towers, each of which is listed on Schedule 4.20. Such FAA approvals and waivers and FCC tower
                   -------------
registrations are in full force and effect and Seller has received no notice of default with respect thereto. Seller has made available to Buyer true and complete copies of all documents in its possession listed on Schedule 4.20, as
                                                             -------------
well as all correspondence with any Governmental Authorities having material relevance thereto.

     4.21  Environmental Matters.
           ---------------------

          (a) The operations conducted by Seller on the Real Estate are currently being conducted under all environmental, health and safety permits, licenses and other authorizations required under all applicable Environmental Laws to carry on the cable television business as it is being conducted, except for such permits, licenses and other authorizations, the failure of which to obtain, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on the financial condition or results of operations of Seller's Business, the Transferred Assets or the Systems, each taken as a whole. Seller has made or given all environmental, health and safety filings, reports and notices required of Seller under applicable Environmental Laws in connection with the operation of its Real Estate, except for such filings, reports and notices, the failure of which to make, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on the financial condition or results of operations of Seller's Business, the Transferred Assets or the Systems, each taken as a whole. Each of such permits, licenses and authorizations is in full force and effect and the Real Estate currently is, and to Seller's knowledge, previously has been, operated by Seller in compliance with the terms and conditions thereof and with applicable Environmental Laws and Orders, except to the extent that any noncompliance would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Transferred Assets, the financial condition or results of operations of Seller's Business, each taken as a whole, or on any System. In addition, no notice, notification, demand, request for information, citation, summons or order has been issued to Seller, in writing, or is otherwise known to Seller, no written complaint has been filed against Seller or is otherwise known to Seller, no penalty has been assessed and no investigation or review is pending or, to Seller's knowledge, threatened, by any Governmental Authority or other entity with respect to any alleged failure by Seller to have any environmental, health or safety permit, license or other authorization required under any applicable Environmental Law in connection with the conduct of the business of Seller on the Real Estate or with respect to any generation, treatment, storage, recycling, handling, transportation, discharge, disposal or release of any Hazardous Substances (as defined herein) by Seller on or from the Real Estate. Seller has delivered to Buyer copies of all environmental studies and reports conducted or received by Seller, or otherwise in Seller's possession, in connection with the Real Estate. Other than is common and necessary for a business of its type, Seller has not generated or produced any Hazardous Substance at or in connection with any of the Real Estate except in compliance, in all material respects, with all applicable Environmental Laws. Other than is common and necessary for a business of its type, Hazardous Substances have not been disposed of or otherwise released on or to any Real Estate by Seller during the time of any ownership or possession by Seller or any of its affiliates, or to Seller's knowledge, based upon consultation solely with Seller's regional managers, prior thereto, except in compliance, in all material respects, with applicable Environmental Laws. To the best knowledge of Seller, based upon consultation solely with Seller's regional managers, (i) no underground storage tanks are currently located on any of the Owned Real Estate, (ii) no Owned Real Estate has been used at any time as a gasoline service station or any other facility for storing, pumping, dispensing or producing gasoline or any other petroleum products or wastes (iii) no building or other structure on any Owned Real Estate contains friable asbestos and (iv) there are no incinerators or cesspools in the Owned Real Estate and all domestic waste from the Owned Real Estate is discharged into a public sanitary sewer system. "Environmental Law" shall mean any statute, ordinance, code, law, or regulation, or any other requirement enacted or adopted by any Governmental Authority relating to pollution or protection of public health, safety or welfare or the environment, including those relating to land, use, air, soil, surface water, groundwater (including protection, cleanup, removal, remediation or damage thereof) emissions, discharges, releases or threatened releases of Hazardous Substances into the environment (including ambient air, surface water, ground water or land), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act and any state law counterparts. "Hazardous Substances" shall mean any material, substance or waste that is defined as "hazardous" or "toxic" under applicable Environmental Laws.

          (b) Seller has provided Buyer with (i) all written notices or other written materials in Seller's possession that were received from any Governmental Authority having the power to administer or enforce any Environmental Laws (relating to current or past ownership, use or operation of the Real Estate or activities at the Real Estate) and (ii) all materials in Seller's possession relating to any claim, allegation or action by any private third party under any Environmental Law (relating to current or past ownership, use or operation of the Real Estate or activities at the Real Estate).

     4.22  Books and Records.  The books, records and accounts of Seller
           -----------------
accurately and fairly reflect in all material respects and in reasonable detail, the material transactions and the material assets and liabilities of Seller.

     4.23  Liabilities to Customers.  There are no obligations or liabilities
           ------------------------
to Customers of the Systems except with respect to (i) prepayments or deposits made by such Customers as set forth in the Financial Statements incurred in the ordinary course of business consistent with past practices and (ii) the obligation to supply services to Customers in the ordinary course of business in accordance with and pursuant to the terms of the Franchises.

     4.24  Restoration.  No property of any person has been damaged,
           -----------
destroyed, disturbed or removed, in any material respect, in the process of construction or maintenance of the Systems, which has not been, or will not be, in the ordinary course of business, repaired, restored or replaced, and as to which an adequate reserve has not been established by the Seller.

     4.25  Accounts Receivable.  The Accounts Receivable have not been
           -------------------
assigned to or for the benefit of any other person. The Accounts Receivable reflected in the Financial Statements and all Accounts Receivable arising after the dates thereof up to and including the Closing Date (to the extent not collected) arose and will arise from bona fide transactions in the ordinary course of business.

     4.26  Employee Benefit Plans.
           ----------------------

           (a)  Schedule 4.26 lists all employee benefit plans (within the
                -------------
     meaning of Section 3(3) of ERISA) to which the Seller is or ever has been a party or is or ever has been bound, legally or otherwise. Seller has delivered to Buyer true and complete copies of all documents and summary plan descriptions with respect to such plans, agreements and arrangements, or summary descriptions of any such plans, agreements or arrangements not otherwise in writing. There are no negotiations, demands or proposals that are pending or have been made which concern matters now covered, or that would be covered, by plans, agreements or arrangements of the type described in this Section 4.26. Seller is in compliance with all material provisions of ERISA (as amended through the date of this Agreement), the regulations and published authorities thereunder, and all other Legal Requirements applicable with respect to all such employee benefit plans, agreements and arrangements. Seller has performed all of its obligations under all such plans, agreements and arrangements including, but not limited to, the full payment when due of all amounts required to be made as contributions thereto or otherwise. To the best of Seller's knowledge, there are no actions, suits or claims (other than claims for benefits in the normal course) pending or threatened against such plans or their assets, or arising out of such plans, agreements or arrangements, and, to the best of Seller's knowledge, no facts exist which could give rise to any such actions, suits or claims that might have a material adverse effect on such plans, agreements or arrangements. Except as specified in Schedule
                                                                    --------
     4.26, each of such plans, agreements or arrangements can be terminated
     ----
     within a period of 30 days, without payment of any additional compensation or amount or the additional vesting or acceleration of any such benefits. With respect to each employee benefit plan or a "Plan" (within the meaning of Section 4975(e)(1) of the Code), to the best of Seller's knowledge, there has occurred no transaction prohibited by Section 406 of ERISA and no "prohibited transaction" (within the meaning of Section 4975(c) of the Code).

           (b)  Schedule 4.26 lists all of Seller's "employee pension benefit
                -------------
     plans" (within the meaning of Section 3(2) of ERISA) which are also stock bonus, pension or profit sharing plans within the meaning of Section 401(a) of the Code. Each such plan has been duly authorized by the appropriate board of directors. Each such plan is qualified in form and operation under
     Section 401(a) of the Code and each trust under each such plan is exempt from tax under Section 501(a) of the Code. To the best of Seller's knowledge, no event has occurred that will or could give rise to disqualification or loss of tax-exempt status of any such plan or trust under such Sections. To the best of Seller's knowledge, no event has occurred that will or could subject any such plans to tax under Section 511 of the Code. Seller has delivered to Buyer for each such plan copies of the Form 5500 filed in the most recent plan year, including but not limited to all schedules thereto and financial statements with attached opinions of independent accountants. No employee pension benefit plan is subject to
     Section 412 of the Code.

           (c) No plan listed or referred to in Schedule 4.26 is a plan
                                                -------------
     subject to Title IV of ERISA.

           (d) All group health plans of the Seller have been operated in substantial compliance with the group health plan continuation coverage requirements of Part 6 Subtitle B of Title I of ERISA and 4980B of the Code to the extent such requirements are applicable. Except to the extent required under Section 4980B of the Code, the Seller does not provide health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employees.

           (e) To the best knowledge of Seller, there has been no act or omission by the Seller that has given rise to fines, penalties, taxes, or related changes under Section 502(c), (i) or (1) Section 4071 of ERISA or Chapter 43 of the Code.

                                   ARTICLE V

                    Representations and Warranties of Buyer

     Buyer represents and warrants to Seller as follows:

     5.1  Due Organization.  Buyer is a New York limited liability company
          ----------------
duly organized and validly existing under the laws of the State of New York and has the power and authority to conduct its business as heretofore conducted and to own or hold under lease its properties and assets. Buyer is duly qualified and in good standing in every jurisdiction where the character of the properties owned or leased by, or the nature of the business conducted by, Buyer makes qualification to transact business as a foreign entity necessary, except such jurisdictions where a failure to so qualify would not have a material adverse effect upon the ability of Buyer to perform its obligations under this Agreement.

     5.2  Authorization.  Buyer has full limited liability company power to
          -------------
execute and deliver this Agreement and to perform its obligations hereunder and the execution, delivery and performance hereof and the consummation of the transactions contemplated hereby have been duly authorized by all requisite limited liability company action.

     5.3  No Breach or Conflict.  Neither the execution and delivery of this
          ---------------------
Agreement, nor compliance with the terms and provisions hereof, on the part of Buyer will (a) cause Buyer to breach any Legal Requirement or Order applicable to Buyer, (b) conflict with or result in a violation of the certificate of organization or operating agreement of Buyer, or (c) conflict with or result in a material breach of any of the terms, conditions or provisions of an agreement or instrument to which Buyer is a party or by which it may be bound, or constitute a default thereunder, which breach, conflict, default or creation would materially affect Buyer's ability to perform its obligations hereunder.

     5.4  Third-Party Consents.  Subject to compliance with the HSR Act and
          --------------------
the Consents, and the receipt of an executed financing commitment letter, each person whose consent to the execution, delivery or performance of this Agreement by Buyer is legally or contractually required has been obtained, except where the failure to obtain such consent would not have a material adverse affect on Buyer's ability to perform its obligations under this

Agreement.

     5.5  Enforceability.  This Agreement has been duly executed and delivered
          --------------
by Buyer and constitutes a valid and binding obligation of Buyer enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws affecting creditors' rights generally or by the application of general principles of equity.

     5.6  Claims, Litigation and Disputes.  There is no claim or litigation or
          -------------------------------
formal investigative proceeding pending or, to the knowledge of Buyer, threatened against Buyer which would materially affect Buyer's ability to perform its obligations hereunder.

     5.7  Brokerage Fees.  No person or other entity acting on behalf of Buyer
          --------------
is entitled to any brokerage or finder's fee or commission in connection with this Agreement.

     5.8  Buyer's Investigation.  Buyer acknowledges that Seller makes no
          ---------------------
warranty, express or implied, as to the condition of the Transferred Assets except as expressly set forth in this Agreement. Buyer has not relied upon, and Seller shall not be liable for or bound in any manner by, any express or implied verbal or written information, warranties, guarantees, promises, statements, inducements, representations or opinions pertaining to the Systems or the Transferred Assets, except as may be contained in this Agreement and the Exhibits, Schedules, certificates and other documents delivered hereunder or in connection herewith.

                                   ARTICLE VI

                              Seller's Covenants'
                              ------------------

     Except and to the extent Buyer may otherwise permit in writing, Seller agrees as follows:

     6.1  Inspection.  Between the date of this Agreement and the Closing,
          ----------
Seller shall give to Buyer, its officers, agents, employees, counsel, accountants, engineers and other representatives, reasonable access to the premises and books and records relating to the Systems and, to the extent permitted by law, cause Seller's employees to furnish to Buyer such information related to the Systems as Buyer shall from time to time reasonably request; provided, however, that any such investigation shall be conducted (a) through an officer of the general partner of Seller's managing general partner, (b) during normal business hours and (c) in such a manner as to not unreasonably interfere with the operation of the Systems by Seller.

     6.2  Conduct of Business Pending Closing.  From the date hereof through
          -----------------------------------
the Closing, Seller shall continue to operate the Systems diligently and in the ordinary course in the manner as heretofore conducted, and, subject to the provisions of this Agreement, shall not make or initiate any unusual or novel methods of purchase, sale, management, marketing, accounting, construction or operation, or make any adjustments in the pricing of its services not consistent with Seller's past business practices in connection therewith. Seller shall use commercially reasonable efforts to preserve the System's existing business relationships with its customers, suppliers, Governmental Authorities, employees and others having business relations with Seller in connection with the Systems. Without limiting the scope of the foregoing, Seller shall:

                (a) Use, preserve and maintain the Transferred Assets on a basis consistent with past practice and keep the Transferred Assets, in all material respects, in good working condition;

                (b) Maintain adequate insurance covering the Transferred Assets in effect as of the date of this Agreement;

                (c) Pay all debts and obligations incurred by it in the operation of its business in the ordinary course of business consistent with past practice;

                (d) Not commit any act or omit to do any act, nor permit any act or omission to act which may cause a material breach of any of the Assumed Contracts;

                (e) Maintain its books, accounts and records in the usual manner and on a basis consistent with past practice;

                (f) Not enter into any agreement or agreements for the sale or lease or otherwise dispose of the Transferred Assets except for sales in the ordinary course of business, sales of Equipment no longer necessary for the operation of the Systems, or sales of damaged or obsolete Equipment, which Equipment shall be replaced;

                (g) Not decrease any of its Customer rates or conduct any sales, marketing or promotional programs other than marketing or promotional programs consistent with past practices and customary in the cable television industry; provided, however, that, subject to prior disclosure to Buyer, Seller shall not be precluded from (i) seeking usual and ordinary rate increases or (ii) decreasing rates in accordance with applicable Legal Requirements, as required by franchising authorities, or in connection with competitive threats; and, provided further, that, notwithstanding anything in this Section 6.2(g) to the contrary, Seller shall not initiate any marketing, sales or promotional programs, which offer or allow for credits or discounts that reduce standard rates charged to Customers for Seller's Basic Service or CPST tier (other than standard senior rates).

                (h) Bill Customers on a basis consistent with past practices, sending out bills in the normal monthly routine.

                (i) Not, without prior consent of Buyer, grant any raises to employees of the Systems, except in the ordinary course of business and in accordance with past practices, or enter into any collective bargaining agreements with respect to such employees; provided, however, that Seller may grant reasonable bonuses to employees of the System, to be paid by Seller, for the purpose of securing employment of such employees until

     Closing;

                (j) Operate the Systems in compliance, in all material respects, with all Legal Requirements and Orders applicable to Seller, the Systems and the Transferred Assets;

                (k) Promptly inform Buyer in writing of any material adverse change in the condition (financial or otherwise), operations, assets, liabilities, business or prospects of the Transferred Assets, any of the Systems or Seller's Business, other than those affecting the cable television business generally;

                (l) Maintain inventory for its Systems at normal historical levels consistent with past practices and in all events at levels sufficient to operate the Systems in the ordinary course for not less than 45 days after Closing, exclusive of inventory related to the launch of new services and inventory required in connection with the rebuild or upgrade of the Systems under Section 6.2(m);

                (m) Make capital expenditures in the amount of the Capital Expenditures Amount, in a manner materially consistent with the Capital Expenditures Budget set forth on Schedule 3.3(d), including performing the
                                      ---------------
     rebuild and upgrade of the Systems in a manner materially consistent with the information set forth in Schedule 4.9;
                                  ------------

                (n) Implement disconnection of subscribers on a basis consistent with past practices;

                (o) Use commercially reasonable best efforts to obtain Franchise renewals and extensions with respect to expired and expiring Franchises;

                (p) Implement rate increases in a manner consistent with amounts set forth on Schedule 4.8, subject to a variance of not more than
                         ------------
    $80,000 on an annualized basis in the aggregate;

                (q) Submit timely Renewal Notices for all Franchises within 30 to 36 months prior to expiration of such Franchises and refrain from waiving any of its rights in connection with such Renewal Notices or any renewal rights under the Communications Act;

                (r) Promptly inform Buyer with respect to any developments or negotiations relating to the late fee proceedings filed against Seller;

                (s) Not compromise, grant credits against or write off Accounts Receivable with respect to overdue Customer amounts, other than for reasons such as service interruption or waiver of late charges, which have the effect of qualifying any Customer as an Equivalent Basic Subscriber; provided that Seller may otherwise write off Accounts Receivable in the ordinary course on a basis consistent with past practice;

                (t) Not grant amnesty with respect to amounts owed by former customers;

                (u) Consult with Buyer in connection with the termination or renewal of Seller's management contract with Worldbridge Broadband Services, Inc.; and

                (v) Not without the prior consent of Buyer, enter into any contract, agreement or other obligation affecting the Systems or the Transferred Assets, except contracts, agreements, or other obligations which are cancelable within 60 days, without penalty, or under which the commitment of Seller does not exceed $25,000 individually or $250,000 in the aggregate, other than contracts, agreements or other obligations in connection with capital expenditures set forth in the Capital Expenditures Budget.

    6.3  Third-Party Consents-.  Seller shall give all notices to or requests
         --------------------
of Governmental Authorities and other third parties required to be given by it or whose consent is required under the Assumed Contracts or otherwise in connection with the transactions contemplated hereby. In order to facilitate the orderly assignment and transfer of all rights, privileges and Franchises necessary to own and operate the Systems, and to facilitate the securing of all required and necessary approvals and Consents by the franchising authorities or any other Governmental Authority or third party, Seller shall proceed after the execution of this Agreement to prepare, file and prosecute each request and application therefor together with such information as may be necessary and appropriate to effect such approvals from franchising authorities, substantially in the form of Exhibit C hereto, and from other third-parties, substantially in
               ---------
the form of Exhibit D hereto.  Without limiting the foregoing, Seller shall file
            ---------
all necessary Forms 394, in form and substance mutually acceptable to Buyer and Seller, with appropriate franchising authorities within 20 business days following the date of this Agreement. Buyer will cooperate with Seller, and will provide reasonable assistance to Seller in a timely manner, with respect to the matters described in this Section 6.3.

    6.4  Further Assurance.  Subject to the terms and conditions of this
         -----------------
Agreement, Seller will use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement and the other documents and instruments to be delivered pursuant hereto.

    6.5  Confidentiality.  Seller acknowledges that Buyer would be
         ---------------
irreparably damaged if confidential information concerning the business and affairs of Buyer were disclosed to or utilized on behalf of any person not a party to this Agreement. Seller covenants and agrees that it will not, at any time directly or indirectly, except in connection with the transactions contemplated hereby or to the extent required by law, make use of or divulge, or permit any of its agents or employees to make use of or divulge, nonpublic information concerning the business, financial or other affairs of, or any of the methods of doing business used by Buyer; provided that Seller may disclose such information to its investors, lenders, bankers and financial and other advisors in connection with the transactions contemplated hereunder or as required by any Legal Requirement, Order, or law. Non-public information will not be deemed to include information which (a) is or becomes generally available to the public other than as a result of a disclosure by Seller or its representatives in violation of this Agreement or (b) was available to Seller on a nonconfidential basis from a person (other than Buyer or its representatives) who is not otherwise bound by a confidentiality agreement or is not otherwise under an obligation not to transmit such information.

     6.6  Commercially Reasonable Effort.  Seller will use commercially
          ------------------------------
reasonable efforts to cause the Closing contemplated hereby to occur, including, without limitation, commercially reasonable efforts to cause all required third-party consents for transfer of the Transferred Assets to be obtained.

     6.7  Delivery of Certain Information.  Seller shall deliver to Buyer,
          -------------------------------
within 35 days following the end of each month (or within 25 days of the end of the last month) prior to the Closing Date, unaudited, combined and regional financial reports in the form customarily prepared by Seller with respect to the Seller's Business (including, without limitation, the capital expenditure summary, the income statement and statement of cash flow of Seller for each month and year-to-date, Equivalent Basic Subscriber calculation in a manner consistent with Schedule 4.9, the master monthly revenue report, the master
                ------------
monthly subscriber report, the installation and disconnect activity report by month, the monthly receivable aging summary, and such other information as Buyer may reasonably request which is in the form customarily prepared by Seller, beginning as soon as practicable after the date of this Agreement). Such financial statements and monthly operating statements shall present fairly and accurately, in all material respects, the financial condition and results of operations of the Seller and the Seller's Business for the period then ended and as of such dates and be prepared in accordance with GAAP (except for the absence of footnotes on unaudited monthly statements) consistently applied through the periods specified, subject to normal year end adjustments.

     6.8  Copyright.  Within 90 days following the Closing Date, or within
          ---------
such shorter period as may be reasonably required to enable Buyer to make a timely filing with respect to the six month copyright reporting period, Seller shall deliver to Buyer a certificate setting forth Seller's gross receipts (calculated in a manner which is consistent with the regulations of the Copyright Office adopted under (S) 111 of the Copyright Act) derived from retransmission of any television or radio broadcast signals during the portion of the applicable six month period that includes the Closing Date.

     6.9  Cooperation.  Seller shall use commercially reasonable efforts to
          -----------
cause its independent auditors to provide Buyer and Buyer's representatives with access to any records or documents pertaining to the Systems and the Transferred Assets and to prepare, at Buyer's sole expense, any additional reports or documentation that may be required under reporting requirements applicable to Buyer.

     6.10  Delivery of Documents.  Seller, promptly and as soon as reasonably
           ---------------------
practicable following Buyer's request, shall deliver to Buyer correct and complete copies of the Assumed Contracts, deeds to Owned Real Estate and such other documents as Buyer may reasonably request.

                                  ARTICLE VII

                               Covenants of Buyer
                               ------------------

     Except and to the extent Seller may otherwise permit in writing, Buyer covenants and agrees as follows:

     7.1  Third-Party Consents.  Buyer shall give all notices to Governmental
          --------------------
Authorities and other third parties required to be given by it in connection with the transactions contemplated hereby. In order to facilitate the orderly assignment and transfer of all rights, privileges and Franchises necessary to own and operate the Systems, and to facilitate the securing of all required and necessary approvals by franchising authorities or any other Governmental Authority, Buyer shall cooperate with Seller, and shall provide Seller with such information and complete such application forms as reasonably may be requested by Seller to prepare, file and prosecute each request and application therefor. Without limiting the foregoing, Buyer will provide Seller with all information, and will otherwise cooperate with Seller, to permit Seller to file all necessary Forms 394, in form and substance mutually acceptable to Buyer and Seller, with appropriate franchising authorities within 20 business days following the date of this Agreement. Buyer shall attend such meetings as Seller may reasonably request in connection with obtaining third-party consents, and Buyer shall provide such financial information as third parties may reasonably request in connection with the review of transfer requests.

     7.2  Confidentiality.  Buyer acknowledges that Seller would be
          ---------------
irreparably damaged if confidential information concerning the business and affairs of Seller and its affiliates were disclosed to or utilized on behalf of any person not a party to this Agreement. Buyer covenants and agrees that it will not, at any time, directly or indirectly, except in connection with the transactions contemplated hereby or to the extent required by law, make use of or divulge, or permit any of its agents or employees to make use of or divulge, nonpublic information concerning the business, financial or other affairs of or any of the methods of doing business used by Seller or any of its affiliates; provided, however, that Buyer may disclose such information to its investors, lenders, investment bankers, financial and other advisors in connection with the transactions contemplated hereunder or as required by any Legal Requirement, Order or law. Non-public information will not be deemed to include information which (a) is or becomes generally available to the public other than as a result of disclosure by Buyer or its representatives in violation of this Agreement or
(b) was available to Buyer on a nonconfidential basis from a person (other than Seller or its representatives) who is not otherwise bound by a confidentiality agreement or is not otherwise under an obligation not to transmit such information.

     7.3  Commercially Reasonable Effort.  Buyer will use commercially
          ------------------------------
reasonable efforts to cause the Closing contemplated hereby to occur, including, without limitation, commercially reasonable efforts to cause all required third-party consents for transfer of Transferred Assets to be obtained.

     7.4  Access.  Seller shall, for a period of seven years from the Closing
          ------

Date, have access to, and the right to copy, at its expense, for bona fide business purposes and during usual business hours upon reasonable prior notice to Buyer, all books and records relating to the operation of the Systems prior to the Closing. Buyer shall retain and preserve, or cause to be retained and preserved, all such books and records for such seven-year period.

     7.5  Bonds, Letters of Credit, Etc.  Buyer shall take all necessary
          -----------------------------
steps, and execute and deliver all necessary documents, to ensure that on the Closing Date Buyer has in place the bonds, letters of credit, indemnity agreements and similar items necessary in connection with the Assumed Contracts, except where the failure to do so would not have a material adverse effect on Buyer's ability to consummate the transactions contemplated herein.

     7.6  Further Assurances.  Subject to the terms and conditions of this
          ------------------
Agreement, Buyer will use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement and the other documents and instruments to be delivered pursuant hereto.

     7.7  Sale Agreement.  Prior to Closing Buyer may, with Seller's consent
          --------------
(which may not unreasonably be withheld), assign all of its rights under this Agreement to a purchaser in connection with the sale of all or substantially all of Buyer's assets, provided that the purchaser assumes, pursuant to an agreement in form and substance reasonably satisfactory to Seller, all of Buyer's obligations under this agreement. Seller's failure or refusal to consent to the assignment shall not be deemed unreasonable if (a) the purchaser is not qualified as a transferee of substantially all of the licenses, permits and authorizations to be assigned to Buyer pursuant to this Agreement, (b) the purchaser does not have the financial resources or the legal ability to consummate the purchase on the terms set forth in this Agreement or (c) such assignment would delay the Closing. The parties agree that assignment or attempted assignment in violation of this provision will result in immediate and irreparable injury to Seller and Seller shall be entitled to (i) an injunction and/or decree of specific performance, without any bond or security being required and without the necessity of showing actual damages, in accordance with the provisions of Section 16.11 hereof, mutatis mutandis or (ii) terminate this Agreement in accordance with Section 11.2(b).

                                  ARTICLE VIII

                                    HSR Act
                                    -------

          8.1  HSR Filings.  Each of the parties hereto will use its
               -----------
reasonable commercial efforts to comply promptly with any applicable requirements under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended and rules and regulations relating to filing and furnishing of information to the Federal Trade Commission ("FTC") and the Antitrust Division of the Department of Justice ("DOJ") (the "HSR Act"), the parties' actions to include, without limitation, (i) filing or causing to be filed the Notification and Report (the "HSR Report") required to be filed by them, or by any other person that is part of the same "person" (as defined in the HSR Act) or any of them, and taking all other action required by the HSR Act; (ii) coordinating the filing of such HSR Reports (and exchanging drafts thereof) so as to present both HSR Reports to the FTC and the DOJ within 20 days after the date of execution of this Agreement, or as soon thereafter as reasonably practicable, and to avoid substantial errors or inconsistencies between the two in the description of the transaction; and (iii) using their reasonable commercial efforts to comply with any additional request for documents or information made by the FTC or the DOJ or by a court and assisting the other party to so comply.

     8.2  Challenges.  Notwithstanding anything herein to the contrary, in the
          ----------
event that the consummation of the transactions contemplated under this Agreement are challenged by the FTC, the DOJ or any agency or instrumentality of the federal government by an action to stay or enjoin such consummation, then Buyer and Seller shall cooperate with each other, as reasonably requested, until either party does not reasonably believe that there are reasonable grounds to contest such action, at which time such party shall have the right to terminate this Agreement unless the other party, at its sole cost and expense, elects to contest such action, in which case the noncontesting party shall cooperate with the contesting party and assist the contesting party, as reasonably requested, to contest such action until such time as any party terminates this Agreement under this Section or Article XI. In the event that a stay or injunction is granted (preliminary or otherwise), then either Buyer or Seller may terminate this Agreement by prompt written notice to the other. If any other form of equitable relief affecting any party is granted to the FTC, the DOJ or other such agency or instrumentality, then the noncontesting party may terminate this Agreement by prompt written notice to the other party. Upon any termination pursuant to this Section 8.2 other than as a result of a breach of this Agreement, no party shall have any further obligation or liability to the other party under this Agreement. To effectuate the intent of the foregoing provisions of this Section 8.2, the parties agree to exchange requested or required information in making the filings and in complying as above provided, and the parties agree to take all reasonable steps to preserve the confidentiality of the information set forth in any filings.

                                   ARTICLE IX

                      Conditions to Seller's Obligations'
                      ----------------------------------

     The obligation of Seller to consummate the Closing shall be subject to the fulfillment, prior to or at Closing, of each of the following conditions unless waived by Seller in writing:

     9.1  Buyer's Representation and Warranties'.  The representations and
          -------------------------------------
warranties made by Buyer in Article V hereto shall be true and correct on and as of the Closing Date (other than representations and warranties made as of a specific date, which shall be true and correct as of the date specified) with the same effect as though each such representation or warranty had been made or given on and as of the Closing Date, except for such failures to be true and correct as would not, individually or in the aggregate, have a material adverse effect on Buyer's ability to consummate the transactions and perform its other obligations under this Agreement.

     9.2  Buyer's Covenants'.  Buyer shall have performed and complied in all
          -----------------
material respects with all of the covenants set forth herein which are to be performed by it before or as of the Closing Date.

     9.3  Consents.
          --------

          (a) As of the Closing Date, the number of Equivalent Basic Subscribers served by Retained Franchises, as described on Schedule 9.3 (the "Retained
                                                    ------------
     Franchises") hereto shall not exceed 3% of the Subscriber Threshold at Closing; provided, however, that Buyer may at any time designate any Franchise as a non-Retained Franchise, in which event such non-Retained Franchise shall be transferred to Buyer at Closing in accordance with the provisions of this Agreement and shall not be subject to any provisions relating to Retained Franchises.


          (b) Seller, with the reasonable cooperation of Buyer, shall have obtained those Consents, other than Consents with respect to Franchises, designated on Schedule 4.4(A) as required consents; provided, however, that
                   ---------------
     Buyer may elect to waive this condition to Closing with respect to any such Consent and Seller shall have no liability under this Agreement in connection with the failure to obtain such Consent, other than an obligation to continue to attempt to obtain such Consents during the first six (6) months following the Closing in accordance with Section 6.3 hereof and a continuing obligation to cooperate with Buyer in obtaining such Consents thereafter. In the event any Consents for agreements not designated on Schedule 4.4A (other than with respect to Franchises) have
                   -------------
     not been obtained, Seller shall use its best efforts to keep such agreements in effect and to give Buyer the benefit of such agreements to the same extent as if they had been assigned to Buyer.

          (c) Any waiting period (and any extension thereof) under the HSR Act applicable to the purchase of the Transferred Assets contemplated hereby shall have expired or shall have been terminated, and no action shall have been instituted by any

     Governmental Authority with jurisdiction over the enforcement of antitrust laws challenging or seeking to enjoin the consummation of the transactions contemplated under this Agreement which such action shall not have been withdrawn or terminated.

     9.4  Buyer's Deliveries'.  Buyer shall have delivered the documents and
          ------------------
other items referred to in Article XIII hereof.

     9.5  No Proceedings.  No action, suit or proceeding which has a
          --------------
reasonable likelihood of success shall be pending or threatened by or before any Governmental Authority to enjoin, restrain, prohibit or obtain substantial damages from Seller in respect of any of the transactions contemplated by this Agreement, or which would be reasonably likely to prevent or make illegal the consummation of any transactions contemplated by this Agreement.

                                   ARTICLE X

                       Conditions to Buyer's Obligations'
                       ---------------------------------

     The obligation of Buyer to consummate the Closing shall be subject to the fulfillment, prior to or at Closing, of each of the following conditions unless waived by Buyer in writing:

     10.1  Seller's Representations' and Warranties.  The representations and
           ----------------------------------------
warranties made by Seller in Article IV hereof shall be true and correct on and as of the Closing Date (other than representations and warranties made as of a specific date, which shall be true and correct as of the date specified) with the same effect as though each such representation and warranty had been made or given on and as of the Closing Date, except for such failures to be true and correct as would not, individually or in the aggregate, have a material adverse effect on the Transferred Assets, taken as a whole, Seller's financial condition (other than with respect to Cash not material to the operation of Seller's Business), taken as a whole, or the results of operations of Seller's Business, taken as a whole, or on Seller's ability to consummate the transactions and perform its other obligations under this Agreement.

     10.2  Seller's Covenants'.  Seller shall have performed and complied in
           ------------------
all material respects with all of the covenants set forth herein which are to be performed by it before or as of the Closing Date.

     10.3  Consents
           --------

          (a) As of the Closing Date, the number of Equivalent Basic Subscribers served by Retained Franchises, shall not exceed 3% of the Subscriber Threshold at Closing.

          (b) Seller, with the reasonable cooperation of Buyer, shall have obtained those Consents, other than Consents with respect to Franchises, designated on Schedule 4.4(A) as required consents; provided, however, that
                   ---------------
     Buyer may elect to waive this condition to Closing with respect to any such Consent and Seller shall have no liability under this Agreement in connection with the failure to obtain such Consent, other than an obligation to continue to attempt to obtain such Consents during the first six (6) months following the Closing in accordance with Section 6.3 hereof and a continuing obligation to cooperate with Buyer in obtaining such Consents thereafter.

          (c) Any waiting period (and any extension thereof) under the HSR Act applicable to the purchase of the Transferred Assets contemplated hereby shall have expired or shall have been terminated, and no action shall have been instituted by any Governmental Authority with jurisdiction over the enforcement of antitrust laws challenging or seeking to enjoin the consummation of the transactions contemplated under this Agreement which such action shall not have been withdrawn or terminated.

     10.4  Material Adverse Change.  No material adverse change in the Systems,
           -----------------------
Transferred Assets, or the financial condition (other than with respect to Cash not material to the operation of Seller's Business), or results of operations of Seller's Business, each taken as a whole, other than matters affecting the cable television industry generally, shall have occurred since the date of this Agreement.

     10.5  Seller's Deliveries'.  Seller shall have delivered the documents
           --------------------
referred to in Article XII hereof.

     10.6  No Proceedings.  No action, suit or proceeding which has a
           --------------
reasonable likelihood of success shall be pending or threatened by or before any Governmental Authority to enjoin, restrain, prohibit or obtain substantial damages from Buyer in respect of any of the transactions contemplated by this Agreement, or which would be reasonably likely to prevent or make illegal the consummation of any transactions contemplated by this Agreement.

     10.7  [Intentionally Deleted].

     10.8  Minimum Customers.  The Systems shall serve at least 332,271
           -----------------
Equivalent Basic Subscribers, in the aggregate, reduced by the number of First Right Subscribers.

     10.9  First Right Systems.  The Systems comprising the First Right
           -------------------
Systems (as defined in Schedule 10.9) shall be subject to the limitations set forth on Schedule 10.9.

                                   ARTICLE XI


                            Closing and Termination
                            -----------------------
    11.1  Closing.
          -------

         (a) Subject to all of the conditions set forth in Articles IX and X having been satisfied or waived, the Closing shall occur at 10:00 a.m. eastern standard time on November 1, 1999 or such earlier or later date (the "Closing Date") established in accordance with the Agreement, at the offices of Cooperman Levitt Winikoff Lester & Newman, P.C., 800 Third Avenue, New York, New York 10022; provided, however, that the Closing shall occur on October 1, 1999, at the time and place set forth above, in the event that there are no Retained Franchises as of such date and all of the other conditions in Articles IX and X have been satisfied or waived, subject to Buyer's unilateral right to postpone the Closing until November 1, 1999.
    The Closing shall be effective as of 12:01 a.m. on the Closing Date.

         (b) If at any time prior to the scheduled Closing Date, all of the conditions contained in Articles IX and X have been satisfied or waived, Buyer and Seller may, but shall not be obligated to agree to a Closing Date prior to November 1, 1999.

         (c) If on November 1, 1999, all of the conditions contained in Articles IX and X have not been satisfied or waived, then the Closing shall be deferred until all such conditions have been satisfied or waived but not to a date later than December 31, 1999. Upon the last of the conditions being so satisfied or waived, Seller or Buyer may give notice to the other of the Closing, which notice shall state a date and time, not less than ten (10) business days from the date of such notice, for the Closing to occur.

         (d) Notwithstanding the provisions of Sections 11.1(a), (b), (c) and
    (e) hereof, if a Closing Date has been established pursuant to the provisions of Section 11.1(a), (b), (c) or (e) hereof, and there has occurred a change in the United States financial markets that has a material adverse effect, generally, on the ability to obtain debt or equity financing, Buyer may defer the Closing Date to a date not more than three months from the date of the originally scheduled Closing Date, which deferred Closing Date may be a date beyond December 31, 1999.

     11.2  Termination.  This Agreement (and the transactions contemplated
           -----------
hereby) may not be terminated except as follows:

          (a) Upon the mutual written consent of Seller and Buyer;

          (b) By Seller, if Buyer is in material breach, and Seller is not in material breach of this Agreement, and such breach has not been cured within ten days following the delivery of notice thereof to Buyer (other than with respect to any breach under Section 3.2(a) and 7.7 for which no cure period will apply, except as expressly set forth therein);

          (c) By Buyer, if Seller is in material breach, and Buyer is not in material breach of this Agreement, and such breach has not been cured within ten days following the delivery of notice thereof to Seller;

          (d) By Buyer or Seller, as applicable, pursuant to the provisions of Sections 3.2(a), 7.7, 8.2, 14.1 or 14.2 thereof.

          (e) By either party, if the Closing has not occurred on or before December 31, 1999, or such later date as provided in Sections 11.1(d) and
     (e) hereof.

     11.3  Effect of Termination.
           ---------------------

          (a) If this Agreement is terminated by Seller pursuant to Section 11.2(b) hereof, then (i) the principal balance of the Purchase Price Escrow Deposit shall be paid to Seller, together with all interest or other earnings thereon and (ii) unless Buyer's breach results from the withdrawal by Buyer's lenders of the Commitment Letter as a result of a change in United States financial markets that has a material effect generally on the ability to obtain debt or equity financing, Seller shall be entitled to recover from Buyer its actual damages (including all damages resulting from lost business opportunity) and its transaction costs and expenses in an aggregate amount not to exceed $45,000,000, less the amount of the Purchase Price Escrow Deposit delivered to Seller. Buyer acknowledges that the amount of the Purchase Price Escrow Deposit (and interest thereon) is the minimum amount of damages that would be suffered by Seller as a result of Buyer's breach, that it reasonably reflects the unascertainable costs and expenses that would be incurred and the unascertainable loss that would be suffered by Seller as a result of Buyer's breach, and that it would not constitute a penalty, and Buyer agrees not to contest Seller's entitlement to that amount as minimum damages for Buyer's breach.

          (b) If Buyer is entitled to terminate this Agreement pursuant to
     Section 11.2(c) hereof, then Buyer, at its election, shall have the right to (i) terminate this Agreement and sue for actual damages, including Buyer's transaction costs and expenses and damages arising from lost business opportunity or (ii) obtain a decree of specific performance of this Agreement and injunctive relief in connection therewith pursuant to the provisions of Section 16.11 hereof.

          (c) If this Agreement is terminated other than as a result of any event described in Section 11.2(b), then the Purchase Price Escrow Deposit shall be returned to Buyer, together with all interest or other earnings thereon.

          (d) Upon the termination of this Agreement in accordance with Section
     11.2 hereof, the parties shall be relieved of any further obligations under this Agreement other than (i) confidentiality obligations contained in Sections 6.5 and 7.2, (ii) the expense allocation provisions under Section
     16.1 and (iii) in respect of breaches of this Agreement occurring prior to such termination, subject to the provisions of Section 11.3(a) hereof.

          (e) For a two year period following the termination of this Agreement, Buyer shall not make offers of employment or otherwise for the services of any employees of Seller while such employees remain in the employment of Seller or for a period of one year after the employment of such employees shall cease, other than as a result of a general solicitation with respect to employees below the management level.

                                  ARTICLE XII

                        Seller's Deliveries at Closing'
                        ------------------------------

     At Closing, Seller shall deliver the following to Buyer:

     12.1  Instruments of Conveyance.  Such deeds, bills of sale, assignment
            ------------------------
and assumption agreements and other instruments of transfer, all dated the Closing Date, as shall be necessary to effectively vest in Buyer good and marketable title in and to the Transferred Assets, free and clear of Liens other than Permitted Liens.

      12.2  Bring-Down-Certificate--.  A bring-down certificate executed on
            ------------------------
behalf of Seller by the secretary of the general partner of Seller's managing general partner to the effect that each the conditions to Closing set forth in Sections 10.1, 10.2, 10.3, 10.4 and 10.6 have been satisfied.

      12.3  Secretary's Certificate'.  A certificate executed on behalf of
            ------------------------
Seller by the Secretary of the general partner of Seller's managing general partner authenticating Seller's partnership agreement and certificate of limited partnership, certifying as to the incumbency, and authenticating the signatures of, those persons executing this Agreement and certificates or other documents delivered hereunder on behalf of Seller, and certifying as to the adoption and continuing effect of appropriate resolutions authorizing Seller's execution, delivery and performance of this Agreement.

      12.4  Opinion of Counsel.  An opinion of Gallop, Johnson & Neuman, L.C.,
            ------------------
 substantially in the form of Exhibit E hereto.

      12.5  Opinion of FCC Counsel.  The opinion of communications counsel to
            ----------------------
Seller, substantially in the form of Exhibit F hereto.

      12.6  Noncompetition Agreement.  The Noncompetition Agreement,
            ------------------------
substantially in the form of Exhibit G hereto, duly executed by Seller, James DeSorrento and Jay R. Busch.

      12.7  Indemnity Escrow Deposit Agreement. The Indemnity Escrow Deposit
            ----------------------------------
Agreement, duly executed by Seller.

      12.8  Bill of Sale and Assignment.  A Bill of Sale and Assignment dated
            ---------------------------
the Closing Date, substantially in the form of Exhibit H hereto.

      12.9  Escrow Instructions.  Instructions to the Purchase Price Deposit
            -------------------
Escrow Agent with respect to the delivery of the Purchase Price Escrow Deposit, duly executed by Seller.

     12.10  Good Standing Certificates.  Certificates of good standing and/or
            --------------------------
existence issued by the respective Secretaries of States of the States of Missouri, Arizona, Colorado, Illinois, Indiana, Iowa, Michigan, Minnesota, Ohio and Wisconsin, and such other jurisdictions where Seller is qualified to transact business in connection with the operation of the Systems.

     12.11  Other Documents. Such other instruments or documents as Buyer may
            ---------------
reasonably request.

                                  ARTICLE XIII


                         Buyer's Deliveries at Closing'
                         -----------------------------

     At Closing, Buyer shall deliver the following to Seller:

     13.1  Purchase Price.  Payment of the Purchase Price in accordance with
           --------------
Section 3.2(c) hereof.

      13.2  Bill of Sale and Assignment.  A Bill of Sale and Assignment dated
            ---------------------------
the Closing Date, substantially in the form of Exhibit H hereto.

      13.3  Bring-Down Certificate-.  A bring-down Certificate executed on
            -----------------------
behalf of Buyer by the Manager of Buyer to the effect that the conditions to Closing set forth in Sections 9.1, 9.2 and 9.5 have been satisfied.

      13.4  Secretary's Certificate'.  A certificate executed on behalf of
            ------------------------
Buyer by Buyer's Secretary authenticating Buyer's certificate of formation and such portion of Buyer's operating agreement as may be required to identify those individuals or entities who are authorized to act on Buyer's behalf, certifying as to the incumbency, and authenticating the signatures of, officers executing this Agreement and certificates or other documents delivered hereunder on behalf of Buyer, and certifying as to the adoption and continuing effect of appropriate resolutions authorizing Buyer's execution, delivery and performance of this Agreement.

      13.5  Opinion of Counsel.  An opinion of Cooperman Levitt Winikoff
            ------------------
Lester & Neuman, P.C., substantially in the form of Exhibit I hereto.

      13.6  Noncompetition Agreement.  The Noncompetition Agreement,
            ------------------------
substantially in the form of Exhibit G hereto, duly executed by Buyer.

      13.7  Indemnity Escrow Deposit Agreement.  The Indemnity Escrow Deposit
            ----------------------------------
Agreement, duly executed by Buyer.

      13.8  Escrow Instructions.  Instructions to the Purchase Price Deposit
            -------------------
Escrow Agent with respect to the delivery of the Purchase Price Escrow Deposit, duly executed by Buyer.

      13.9  Good Standing Certificates.  Certificates of good standing and/or
            --------------------------
existence issued by the respective Secretaries of State of the State of New York and such other jurisdictions where Buyer is required to qualify to transact business in connection with the operation of the Systems.

     13.10  Other Documents. Such other instruments or documents as Seller
            ---------------
may reasonable request.


                                  ARTICLE XIV


                     Additional Matters Relating to Closing
                     --------------------------------------

     14.1  Environmental Reports.  Buyer at its option and at its own expense,
           ---------------------
may, within 60 days of the date of this Agreement, cause to be performed Phase I environmental site assessments and asbestos studies (the "Environmental
                                                          -------------
Reports") of any of the Owned Real Estate by one or more reputable environmental firms designated by Buyer. Buyer shall deliver to Seller copies of all Environmental Reports and Seller shall have the right to object to results thereof and to cause to be performed, within 60 days of the receipt of the Environmental Reports, additional Environmental Reports to be made at Seller's expense. In the event the results of Buyer's Environmental Reports and Seller's Environmental Reports are not in agreement, Buyer and Seller shall work together in good faith to resolve any disagreement on or before the Closing Date. If environmental conditions are uncovered as a result of obtaining such Environmental Reports and (i) remediation of such conditions is required by Environmental Law or such conditions, if not remediated, would reasonably be expected to subject Buyer to fines or penalties as a result of such conditions violating Environmental Law or (ii) Sellers' representations and warranties in
Section 4.21 are breached, then Seller shall cause such remedial action to be performed in accordance with all applicable Environmental Laws, if the aggregate cost thereof is $1,000,000 or less; and (iii) if the cost of such remedial action exceeds $1,000,000 and Seller does not elect to cause remedial action to be performed in accordance with applicable Environmental Laws, Buyer may elect either to terminate this Agreement, or to accept the Transferred Assets without such remedial action having been taken, subject to a $1,000,000 adjustment to the Purchase Price paid at Closing. If Seller remediates or Buyer accepts the Transferred Assets subject to an adjustment in Purchase Price pursuant to clause
(ii) or (iii), then Buyer shall not be entitled to rely for any purpose on the representations and warranties of Seller to the extent they relate to the specific environmental problem requiring remediation and the specific property subject to the remediation requirement.

     14.2  Risk of Loss; Condemnation.
           --------------------------

          (a) Seller will bear the risk of any material loss or damage to the Transferred Assets or the Systems resulting from fire, theft or other casualty at all times prior to the Closing. If any such loss or damage is so substantial as to (i) prevent normal operation of any material portion of the Systems or the replacement or restoration of the lost or damaged property within 20 days after the occurrence of the event resulting in such loss or damage, or (ii) materially adversely affect the business, operations or financial condition of the Systems or Seller Business, Seller will immediately notify Buyer of that fact and Buyer may elect to terminate this Agreement. If Buyer elects so to terminate this Agreement, Seller and Buyer will be discharged of any and all obligations hereunder (other than any obligations arising from a breach by either party of this Agreement). If Buyer elects to consummate the transactions contemplated by this Agreement notwithstanding such loss or damage, all insurance proceeds payable as a result of the occurrence of the event resulting in such loss or damage will be delivered by Seller to Buyer, or the rights to such proceeds will be assigned by Seller to Buyer if not yet paid over to Seller.

          (b) If, prior to the Closing, all or any part of or interest in the Transferred Assets is taken or condemned as a result of the exercise of the power of eminent domain, or if a Governmental Authority having such power informs Seller or Buyer that it intends to condemn all or any part of or interest in the Transferred Assets, and such taking is so substantial as to prevent normal operation of any material portion of the Systems (such event being called, in either case, a "Taking"), then Buyer may terminate this Agreement. If Buyer elects to consummate the transactions contemplated by this Agreement, notwithstanding such Taking, then (i) Buyer will have the sole right, in the name of Seller, if Buyer so elects, to negotiate for, claim, contest and receive all damages with respect to the Taking, (ii) Seller will be relieved of its obligation to convey to Buyer the Transferred Assets or interests that are the subject of the Taking, (iii) at the Closing, Seller will assign to Buyer all of Seller's rights to all damages payable with respect to such Taking and will pay to Buyer all damages previously paid to Seller with respect to the Taking and (iv) following the Closing, Seller will give Buyer such further assurances of such rights and assignment with respect to the Taking as Buyer may from time to time reasonably request.

     14.3  Billing Transition.  Seller shall cooperate with Buyer in
           ------------------
connection with the transfer of all of the billing functions of the Systems to Buyer's billing vendor which transfer shall occur no later than six (6) months following the Closing Date. During the transition period, Seller shall allow Buyer to utilize the services of Seller's billing vendor and Buyer shall reimburse Seller for all direct costs related thereto.

     14.4  Search Results.  Buyer and Seller shall cooperate in obtaining
           --------------
reasonably satisfactory UCC, lien and litigation search results with respect to the Systems and the cost of obtaining such search results shall be divided equally between Buyer and Seller.

     14.5  Retained Franchises.  After satisfaction or waiver of the
           -------------------
conditions precedent to the obligation of Seller and Buyer to consummate the Closing as set forth in Articles IX and X, the Retained Franchises and all assets related thereto shall be retained by Seller and subsequently transferred to Buyer or otherwise disposed of in accordance with the terms hereof.

          (a) Concurrent with the Closing, Seller and Buyer shall enter into a management agreement with respect to each of the Retained Franchises in form and substance of reasonably agreed upon by Buyer and Seller (the "Management Agreement").

          (b) Seller and Buyer shall continue to cooperate in attempting to secure renewal or extension of, or Consent to the transfer of, as the case may be, each Retained Franchise.

          (c) The Retained Franchises shall be managed in accordance with the Management Agreement and the Retained Franchise Price shall be released to Buyer or Seller, as the case may be, in accordance with the terms of the Retained Franchise Price Escrow Agreement.

                                   ARTICLE XV


                                Indemnification
                                ---------------

     15.1  Survival of Representations and Warranties.  The representations
           ------------------------------------------
and warranties of each party contained in this Agreement or in any document delivered pursuant hereto shall be deemed to be continuing and shall survive the Closing and any investigations heretofore or hereafter made by any party or its representatives for a period of nine months; provided, however, that the representations and warranties set forth in Section 4.6 (with respect to title only), Section 4.7 (with respect to third party claims relating to Excluded Assets or periods prior to the Closing Date), Section 4.12(a), and Section 4.21 shall survive until the expiration of the applicable statute of limitations.

     15.2  Indemnification by Seller.  Seller shall indemnify and hold Buyer,
           -------------------------
its members, directors, officers, shareholders and agents harmless from and against any loss, cost, expense or other damages suffered by Buyer, its members, directors, officers, shareholders and agents resulting from, arising out of, or incurred with respect to: (a) during the period of survival of such representation or warranty, the breach of any representation or warranty made by Seller herein or any certificate or instrument delivered pursuant hereto, (b) the failure by Seller to comply with any covenant of Seller set forth herein or in any instrument or certificate delivered hereunder, (c) the operation of the Systems prior to Closing, to the extent not assumed by Buyer or (d) the Excluded Assets. Seller's indemnity obligation to Buyer under clauses (a) and (b) above shall be Buyer's sole remedy against Seller with respect to such matters and shall be subject to the following limitations: (x) Seller shall not be obligated to indemnify Buyer with respect to indemnification claims made by Buyer under such clause until such time as the aggregate amount of all such claims exceeds the sum of $10,000,000;

(y) if the aggregate amount of all such claims exceeds the sum of $10,000,000, the maximum aggregate amount of Seller's indemnity obligation to Buyer under such clause with respect to such claims shall be limited to the aggregate amount of such claims in excess of $10,000,000; and (z) in no event shall the aggregate amount of Seller's indemnity obligation to Buyer under this Section 15.2 exceed $30,000,000. Anything herein to the contrary notwithstanding, any indemnification claims with respect to Excluded Assets or third party claims relating to pre-closing obligations or ownership or operations of the Systems prior to Closing not assumed by Buyer shall not be subject to the limitations set forth in this Section.

     15.3  Indemnification by Buyer.  Buyer shall indemnify and hold Seller,
           ------------------------
its partners, directors, officers, shareholders and agents harmless from and against any loss, cost, expense or other damages suffered by Seller, its partners, directors, officers, shareholders and agents resulting from, arising out of, or incurred with respect to: (a) the operation of the Systems on or after the Closing Date; (b) during the period of survival of such representation or warranty, the breach of any representation or warranty made by Buyer herein or in any certificate delivered pursuant hereto; or (c) the failure by Buyer to comply with any covenant of Buyer set forth herein or in any certificate delivered hereunder. Buyer's indemnity obligation to Seller under clauses (b) and (c) above shall be Seller's sole remedy against Buyer with respect to such matters and shall be subject to the following limitations: (x) Buyer shall not be obligated to indemnify Seller with respect to indemnification claims made by Seller under such clause until such time as the aggregate amount of all such claims exceeds the sum of $10,000,000, (y) if the aggregate amount of all such claims exceeds the sum of $10,000,000, the maximum aggregate amount of Buyer's indemnity obligations to Seller under such clause with respect to such claims shall be limited to the aggregate amount of such claims in excess of $10,000,000 and (z) in no event shall the aggregate amount of Buyer's indemnity obligation to Seller under this Section 15.3 exceed $30,000,000. Anything herein to the contrary notwithstanding , any indemnification claim with respect to the operation of the Systems on or after the Closing or pre-closing obligation assumed by Buyer shall not be subject to the limitations set forth in this Section.

     15.4  Defense of Claims.  If any third party shall assert any claim
           -----------------
against Seller, Buyer or their respective directors, officers, shareholders, partners, members or agents, which, if successful, would entitle the latter to indemnification under this Article XV, the latter (the "Indemnified Party") shall give written notice of such claim to the party from whom it intends to seek indemnification (the "Indemnifying Party") and the Indemnifying Party shall have the right to assume the defense of such claim at its expense. If the Indemnifying Party does assume such defense, it shall indemnify and hold the Indemnified Party harmless from and against any and all losses, damages and liabilities caused by or arising out of any settlement or judgment of such claim. In addition, the Indemnified Party shall have the right to participate in the defense of such claim at its expense, in which case (i) the Indemnifying Party shall cooperate in providing information to and consultation with the Indemnified Party about the claim; and (ii) the Indemnifying Party shall not consent to the entry of judgment or enter into any settlement without the prior written consent of the Indemnified Party, unless such judgment or settlement shall be for money damages only, payable by the Indemnifying Party, and shall include as an unconditional term thereof the giving by the claimant or the plaintiff of a release of the Indemnified Party from all liability with respect thereto, satisfactory to the Indemnified Party. If the Indemnifying Party does not assume the defense of any such claim, the Indemnified Party may defend against or settle such claim in such manner and on such terms as it in good faith deems appropriate and shall be indemnified by the Indemnifying Party for the amount of any judgment or settlement and for all losses or expenses, including attorneys' fees, incurred by the Indemnified Party in connection with the defense or settlement of such claim.

                                  ARTICLE XVI


                                 Miscellaneous
                                 -------------

     16.1  Expenses.  Except as otherwise expressly provided for in this
           --------
Section 16.1 or elsewhere in this Agreement, each party hereto shall pay its own expenses and costs relating to the negotiation, execution and performance of this Agreement. Seller and Buyer shall each bear all of its own costs and expenses incurred in securing the appropriate governmental approvals to the assignment of the Assumed Contracts.

     16.2  Governing Law.  This Agreement shall be construed and interpreted
           -------------
according to the laws of the State of Delaware without reference to the rules of conflict of laws.

     16.3  Notices.  All notices, requests, demands and other communications
           -------
hereunder shall be in writing and shall be deemed to have been duly given when personally delivered or telecopied, or five days after mailed, certified or registered mail, with postage prepaid addressed as follows (or to such other person or address as the party to receive such notice may have designated from time to time by notice in writing pursuant hereto):

     If to Seller:

          Triax Midwest Associates, L.P.
          100 Fillmore Street, Suite 600
          Denver, Colorado 80206
          Attention:  Jay R.  Busch
          Telecopy:  (303) 333-1110

     With copies (which shall not constitute effective notice) to:

          Gallop, Johnson & Neuman, L.C.
          1600 Interco Corporate Tower
          101 South Hanley Road
          St. Louis, Missouri  63105
          Attention:  Linda C. Shubow
          Telecopy:  (314) 862-1219

     If to Buyer:

          Mediacom LLC
          100 Crystal Run Road
          Middletown, New York  10941-9769
          Attention:  Rocco B. Commisso
          Telecopy:  (914) 695-2639


     With a copy (which shall not constitute effective notice) to:

          Cooperman Levitt Winikoff Lester & Newman, P.C.
          800 Third Avenue
          New York, New York  10022
          Attention:  Robert L. Winikoff
          Telecopy:  (212) 755-2839

     16.4  Definition of Agreement.  Unless the context clearly otherwise
           -----------------------
requires, as used herein, the term "Agreement" means this Agreement and the Schedules and Exhibits hereto. The words "herein", "hereof' and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section, Paragraph or other subdivision.

     16.5  Heading, Gender, Person.  The headings to Articles and Sections of
           -----------------------
this Agreement are for reference only and shall not be used in construing the provisions hereof or otherwise affect the meaning hereof. The use of the neuter pronoun "it" shall also refer to as appropriate to the masculine and/or feminine gender. The use of the singular herein shall, where appropriate, be deemed to include the plural and vice versa. As used herein, the word "person" refers to any individual, corporation, partnership, trust, governmental body or authority or other organization or entity.

     16.6  Counterparts; Third-Party Beneficiaries.  This Agreement may be
           ---------------------------------------
executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. No provision of this Agreement, other than as expressly provided in Article XV, is intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

     16.7  Entire Agreement.  This Agreement embodies the entire agreement and
           ----------------
understanding between Seller and Buyer with respect to the subject matter hereof and supersedes all prior agreements and understandings related to the subject matter hereof other than any letter or agreement between Buyer and Seller that specifically refers to this Section 16.7. There are no representations, warranties, covenants, promises or agreements on the part of either party to the other hereto which are not explicitly set forth herein.

     16.8  Modifications.  Any modification, amendment or waiver of or with
           -------------
respect to any provision of this Agreement or any agreement, instrument or document delivered pursuant hereto shall not be effective unless it shall be in writing and signed by Seller and Buyer and shall designate specifically the terms and provisions so modified.

     16.9  Assignment and Binding Effect.  Except as provided in Section 7.7
           -----------------------------
neither party may assign this Agreement or any interest herein without the prior written consent of the other party hereto and any purported assignment without such consent shall be void; provided, that Buyer may assign its rights and obligations under this Agreement to one or more acquisition subsidiaries affiliated with Buyer by virtue of common control or ownership, without the consent of Seller, so long as Buyer shall remain liable with respect to its obligations, and Seller shall be entitled to enforce its rights directly against Buyer, hereunder, including, but not limited to, the rights and obligations under Section 7.7. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto, their respective successors and assigns.

     16.10  Public Announcements.  Seller and Buyer will consult with each
            --------------------
other before issuing, and will provide each other the opportunity to review and comment upon, any press release or other written public statement (or relevant portion thereof) relating to the transactions contemplated by this Agreement and shall not issue any such press release or other written public statement or make any such press release or public statement prior to such consultation, except as may be required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange.

     16.11  Specific Performance.  Seller and Buyer acknowledge that the
            --------------------
subject matter of this Agreement is unique and in the case of any breach of the terms, covenants or conditions to this Agreement, Buyer will have the right to a decree of specific performance of this Agreement and the right to injunctive relief in connection therewith, without any bond or security being required and without the necessity of showing actual damages, upon proper action instituted by Buyer. In the event of any action by Buyer to enforce this Agreement, Seller hereby waives the defense that there is an adequate remedy at law. In the event of a breach or default which results in the filing of an action by Buyer for specific performance or injunctive relief, the prevailing party in such action shall be entitled to receive reimbursement from the non-prevailing party for its costs and expenses in connection therewith, including reasonable attorneys' fees.

                                  ARTICLE XVII


                                  Definitions
                                  -----------

     17.1  Defined Terms.
           -------------

           (a)  "Assumed Contracts" means the Franchises, FCC Licenses, FAA
                 -----------------
     Licenses, Other Permits, Real Estate Leases, Equipment Leases, Pole Attachment Agreements, Programming Agreement, Retransmission Agreement, Advertising Agreements, Vehicle Leases, Customer Agreements, Service Orders and Other Contracts, to the extent not excluded pursuant to Section 1.2.

           (b)  "Basic Customer Equivalent" means, as of any date, an
                 -------------------------
     equivalent to an Individual Basic Customer, the number of Basic Customer Equivalents served by a System being equal, as of any date, to the quotient of (x) the aggregate billings by that System for one month's Basic Service and Expanded Basic Service, if offered, during the last full month ending on or prior to such date to active Customers consisting of commercial establishments, residential multiple dwelling units, other Customers that are billed for such service on a bulk basis and single family households that pay rates other than the System's regular monthly standard or senior rate for Basic Service or Expanded Basic Service (collectively the "Non-Standard Customers"), divided by (y) that System's regular monthly Customer rate for Basic Service and Expanded Basic Service, if offered, in effect during such month, excluding all billings to any Non-Standard Customer that
     (a) has not paid at least one month's payment in full without discount, (b) is, as of the applicable Cut-Off Date, more than 90 days in arrears in payment for services based on such billing reports (provided that a Customer's account shall not be considered in arrears in payment as a result of amounts more than 90 days in arrears not exceeding $10 or as a result of any unpaid amounts that are the subject of a bona fide dispute),
     (c) is pending disconnection for any reason or (d) is a seasonal Customer paying less than the standard or senior rate, as applicable, of such System's Basic Service or Expanded Service as of the date of determination. For purposes of the foregoing there shall be excluded all billings which represent an installation or other non-recurring charge, a late fee or other charge for late payment, a charge for equipment, a charge for any outlet or connection other than the first outlet or first connection in any single family household or, with respect to a bulk account, in any residential unit (e.g., an individual apartment or rental unit), a charge for any tiered service, a charge for any pay TV, or a pass-through charge for sales taxes, line-itemized franchise fees and charges, PEG access fees, FCC fees, and similar items.

           (c)  "Basic Service" with respect to any System means the cable
                 -------------
     television service described as "Basic" on Schedule 4.8.
                                                ------------

           (d)  "Code" means the Internal Revenue Code of 1986, as amended.
                 ----

           (e)  "Communications Act" means the Communications Act of 1934, as
                 ------------------
     amended, including but not limited to the Cable Communications Policy Act of 1984, as amended, the Cable Television Consumer Protection and Competition Act of 1992, as amended, and the Telecommunications Act of 1996, as amended, and the rules and regulations thereunder.

           (f)  "Customer" means any person who is paying Seller for cable
                 --------
     television services provided by the Systems.

           (g)  "Cut-Off Date" means the scheduled monthly cut-off date of
                 ------------
     CableData billing reports for the Systems, if the Closing occurs within seven days of such date, or if the Closing occurs on any other date, the Closing Date.

           (h)  "ERISA" means the Employee Retirement Income Security Act of
                 -----
     1974, as amended.

           (i)  "Equivalent Basic Subscribers" means, as of any date, without
                 ----------------------------
     duplication, the aggregate number of Individual Basic Customers and Basic Customer Equivalents. The number of Equivalent Basic Subscribers shall not include Individual Basic Subscribers and Basic Customer Equivalents (i) whose accounts are more than 60 days but less than 90 days in arrears (provided that a Customer's account shall not be considered in arrears in payment as a result of amounts more than 60 days in arrears not exceeding $10 or as a result of amounts that are subject to a bona fide dispute), to the extent the number of such Individual Basic Customers and Basic Customer Equivalents exceed, in the aggregate, more than 1.5% of the total number of Equivalent Basic Subscribers or (ii) any Customer who comes within the definition of Individual Basic Customer or Basic Customer Equivalent because (A) its account has been credited, compromised or written off after the date of this Agreement, other than in the ordinary course of business consistent with past practice (for reasons such as service interruption or waiver of late charges), but not for the purpose of making it qualify as an Individual Basic Customer or Basic Customer Equivalents or as prohibited by this Agreement or (B) it was obtained through offers made, promotions conducted or discounts given that were prohibited by this Agreement or not in the ordinary course of business.

           (j)  "Expanded Basic Service" with respect to any System means the
                 ----------------------
     cable television service described as "CPST" on Schedule 4.8.
                                                     ------------

           (k)  "FAA" means the Federal Aeronautical Administration.
                 ---

           (l)  "FCC" means the Federal Communications Commission.
                 ---

           (m)  "First Right Subscribers" means the number of Equivalent
                 -----------------------
     Basic Subscribers as of the Closing Date served by First Right Systems as defined in Schedule 10.9.
                -------------

           (n)  "GAAP" means generally accepted accounting principles,
                 ----
     consistently applied.

           (o)  "Governmental Authorities" means (i) the United States of
                 ------------------------
     America, (ii) any state, commonwealth, territory or possession of the United States of America and any political subdivision thereof (including counties, municipalities and the like) and (iii) any agency, authority or instrumentality of the foregoing.

           (p)  "Individual Basic Customer" means, as of any date, any
                 -------------------------
     Customer of a System determined as of the applicable Cut-Off Date who is an active Customer of that System's Basic Service (exclusive of seasonal Customers paying less than the standard or senior rate, as applicable, for Basic Service or any Customer who was added as a result of a sales, marketing or promotional program which offered credits or discounts and who has not paid for one month of Basic Service in full at the standard or senior monthly rate in the month prior to Closing, as of the Cut-Off Date), has paid at least one month's payment in full without discount at that System's regular or senior monthly customer rates for Basic Service, is not pending disconnection for any reason and is not, as of the applicable cut-off date of the Cable-Data billing reports, more than 90 ninety days in arrears in payment for any service based on such billing reports (provided that a Customer's account shall not be considered in arrears in payment as a result of amounts more than 90 days in arrears not exceeding $10 or as a result of any unpaid amounts that are the subject of a bona fide dispute).

           (q)  "Legal Requirement" means any statute, ordinance, law, rule
                 -----------------
     or regulation of any Governmental Authority and judicial interpretations thereof.

           (r)  "Order" means an order, award, judgment or decree of any
                 -----
     court, tribunal, arbitrator or panel of arbitrators.

           (s)  "Renewal Notice" means a request for renewal under and
                 --------------
     satisfying the requirements of Section 626 of the Communications Act.

           (t)  "Retained Franchise Price" means the product of (i) the
                 ------------------------
     number of Equivalent Basic Subscribers served by Retained Franchises and
     (ii) $2,167.

           (u)  "Seller's knowledge," or a variation thereof, means the
                 ------------------
     actual knowledge as of the applicable date, after due inquiry, including consultation with Seller's regional managers, of James DeSorrento, Jay R. Busch, Christopher R. O'Toole, Samuel S. Street and Mark G. Sanford.

           (v)  "Subscriber Threshold" means the difference between 341,500,
                 --------------------
     and the number of First Right Subscribers, if any, as of the Closing.

     17.2  Additional Definitions.
           ----------------------

           Defined Term                                   Section
           ------------                                   -------
           Accounts Receivable                            1.1(a)
           Acquisition Subscribers                        3.3(e)
           Advertising Agreements                         1.1(f)
           Agreement                                      16.4
           Allocated Subscribers                          3.3(e)
           Arbitrator                                     3.4(b)
           Assumed Contracts                              17.1(a)
           Assumed Liabilities                            2.1
           Basic Customer Equivalent                      17.1(b)
           Basic Service                                  17.1(c)
           Brokers                                        4.16
           Buyer                                          Preamble
           Capital Expenditures Amount                    3.3(d)
           Capital Expenditures Budget                    3.3(d)
           Cash                                           1.2(a)
           Certificate                                    3.2(a)
           CLI Reports                                    4.17(b)
           Closing Date                                   11.1(a)
           Code                                           17.1(d)
           Commitment Letter                              3.2(a)
           Communications Act                             17.1(e)
           Consents                                       4.4
           Customer                                       17.1(f)
           Customer Agreements                            1.1(f)
           Cut-Off Date                                   17.1(g)
           DOJ                                            8.1
           Environmental Law                              4.21(a)
           Environmental Reports                          14.1
           Equipment                                      1.1(d)
           Equipment Leases                               1.1(f)
           Equivalent Basic Subscribers                   17.1(i)
           ERISA                                          17.1(h)
           Escrow Cutoff Date                             3.3(h)
           Estimate Statement                             3.3
           Excluded Assets                                1.2
           Expanded Basic Service                         17.1(j)
           FAA                                            17.1(k)
           FAA Licenses                                   1.1(e)
           FCC                                            17.1(l)
           FCC Licenses                                   1.1(e)
           Final Statement                                3.4(a)

           Defined Term                                   Section
           ------------                                   -------
           Final Adjustment Amount                        3.4(a)
           First Right Subscribers                        17.1(m)
           First Right Systems                            Schedule 10.9
           Franchises                                     1.1(e)
           FTC                                            8.1
           GAAP                                           17.1(o)
           Governmental Authorities                       17.1(p)
           Hazardous Substances                           4.21(a)
           HSR Act                                        8.1
           HSR Report                                     8.1
           Indemnified Party                              15.4
           Indemnifying Party                             15.4
           Indemnity Deposit Escrow Agent                 3.2(b)
           Indemnity Deposit Escrow Agreement             3.2(b)
           Indemnity Escrow Deposit                       3.2(b)
           Individual Basic Customer                      17.1(q)
           Launch Incentive Payments                      1.1(h)
           Leased Real Estate                             1.1(c)
           Legal Requirement                              17.1(r)
           Liens                                          4.3
           Management Agreement                           14.5(a)
           New Acquisitions                               3.3(e)
           Notice of Disagreement                         3.4(a)
           Order                                          17.1(s)
           Other Contracts                                1.1(f)
           Other Funds                                    3.2(a)
           Other Permits                                  1.1(e)
           Owned Real Estate                              1.1(c)
           Plan                                           4.26(a)
           Permitted Liens                                4.6(a)
           Pole Attachment Agreements                     1.1(f)
           Programming Agreements                         1.1(f)
           Purchase Price                                 3.1
           Purchase Price Deposit Escrow Agent            3.2(a)
           Purchase Price Deposit Escrow Agreement        3.2(a)
           Purchase Price Escrow Deposit                  3.2(a)
           Real Estate                                    1.1(c)
           Real Estate Leases                             1.1(f)
           Redemption Fund                                3.3(h)
           Renewal Notice                                 17.1(t)
           Retained Franchises                            9.3
           Retained Franchise Price                       17.1(u)
           Retained Franchise Price Escrow Agent          3.2(d)
           Retained Franchise Price Escrow Agreement      3.2(d)

           Defined Term                                   Section
           ------------                                   -------
           Retransmission Agreements                      1.1(f)
           Seller                                         Preamble
           Seller's Business                              Preamble
           Seller's Knowledge                             17.1(v)
           Service Orders                                 1.1(f)
           Settlement                                     3.3(h)
           Subscriber Threshold                           17.1(w)
           Systems                                        Preamble
           Taking                                         14.2(b)
           Transferred Assets                             1.1
           Vehicle Leases                                 1.1(f)

                                   * * * * *

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                    SELLER:


                                    TRIAX MIDWEST ASSOCIATES, L.P.:

                                    By:  Triax Midwest General Partner,
                                    its managing general partner
                                    By:  Triax Midwest, L.L.C.,
                                    its sole general partner

                                    By:_________________________________
                                    Name:_______________________________
                                    Title:______________________________

                                    BUYER:


                                    MEDIACOM LLC


                                    By:
                                    ____________________________________
                                    Name:
                                    ____________________________________
                                    Title:
                                    ____________________________________